UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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BioMed Realty Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2009
PROXY STATEMENT for 2009 ANNUAL MEETING OF STOCKHOLDERS May 27, 2009
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 2004 INCENTIVE AWARD PLAN OF BIOMED REALTY TRUST, INC. AND BIOMED REALTY, L.P.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF THE 2004 PLAN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
RELATED PARTY TRANSACTIONS
GENERAL
APPENDIX A

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2009

TO THE STOCKHOLDERS OF BIOMED REALTY TRUST, INC.:

Notice is hereby given that the 2009 Annual Meeting of Stockholders of BioMed Realty Trust, Inc., a Maryland corporation, will be held at 9:00 a.m., local time, on Wednesday, May 27, 2009 at the corporate offices of BioMed, 17190 Bernardo Center Drive, San Diego, California 92128 for the following purposes:

1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify;

2. To consider and vote upon the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009;

3. To consider and vote upon an amendment and restatement of our 2004 Incentive Award Plan, which includes increasing the number of shares of our common stock reserved for issuance thereunder from 2,500,000 to 5,340,000 shares; and

4. To transact such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on March 11, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

We are pleased to take advantage of the new Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new e-proxy process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting. We sent a Notice of Internet Availability of Proxy Materials on or about April 14, 2009, and provided access to our proxy materials over the Internet, beginning on April 14, 2009, for the beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review this proxy statement and our annual report and how to authorize your vote online or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. We are also sending proxy materials to any stockholder who has elected to receive its proxy materials by mail.

Your proxy is important. Whether or not you plan to attend the annual meeting, please authorize your proxy by Internet, telephone, or, if you received a paper copy of the materials by mail, mark, sign, date and return your proxy card, so that your shares will be represented at the annual meeting. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jonathan P. Klassen
Secretary

San Diego, California
April 14, 2009

BIOMED REALTY TRUST, INC.
17190 Bernardo Center Drive
San Diego, California 92128

PROXY STATEMENT
for
2009 ANNUAL MEETING OF STOCKHOLDERS
May 27, 2009

The board of directors of BioMed Realty Trust, Inc., a Maryland corporation, is soliciting the accompanying proxy for use at the 2009 annual meeting of stockholders to be held on Wednesday, May 27, 2009 at 9:00 a.m., local time, and at any adjournments or postponements thereof. The annual meeting will be held at the corporate offices of BioMed, 17190 Bernardo Center Drive, San Diego, California 92128. This proxy statement will be first furnished or sent to stockholders on or about April 14, 2009.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the board of directors’ nominees for directors, or for a substitute or substitutes in the event a nominee or nominees are unable to serve or decline to do so, FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2009, and FOR the approval of the amendment and restatement of the company’s and BioMed Realty, L.P.’s 2004 Incentive Award Plan, which includes that the shares of common stock of the company authorized thereunder be increased by 2,840,000 shares to 5,340,000 shares. As to any other business which may properly come before the annual meeting and be submitted to a vote of the stockholders, proxies received by the board of directors will be voted in the discretion of the designated proxy holders. A proxy may be revoked by written notice to the Secretary of BioMed at any time prior to the annual meeting, by executing a later dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not by itself revoke a proxy.

Stockholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Beneficial stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and who live in the United States or Canada may submit proxies by telephone by calling the telephone number indicated in the notice and following the instructions. These stockholders will need to have the control number that appears on their notice available when authorizing their vote. Beneficial stockholders who have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by telephone by calling the number on the card and following the instructions. These stockholders will need to have the control number that appears on their card available when authorizing their vote.

•	By Internet — Beneficial stockholders who received a Notice of Internet Availability may submit proxies over the Internet by following the instructions on the notice. Beneficial stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Mail — Stockholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

We will bear the cost of solicitation of proxies. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees. Although we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future if the need arises, and do not believe that the cost of any such proxy solicitor will be material. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 27, 2009

This proxy statement and BioMed’s annual report are available electronically at www.biomedrealty.com/08ar.

Voting

Holders of record of our common stock, $.01 par value per share, at the close of business on March 11, 2009 will be entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

As of March 11, 2009, 81,180,596 shares of our common stock were outstanding and represent our only voting securities. Each share of our common stock is entitled to one vote. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the annual meeting on any matter will constitute a quorum at the annual meeting. Directors are elected by a plurality of all of the votes cast. The ratification of the selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the proposal. The approval of the amendment and restatement of our 2004 Incentive Award Plan requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on this proposal represent a majority of the shares of our common stock entitled to vote on this proposal.

Votes cast by proxy or in person at the annual meeting will be counted by the person appointed by us to act as inspector of election for the annual meeting. The inspector of election will treat shares represented by proxies that reflect abstentions (or votes withheld) or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes refer to unvoted proxies submitted by brokers who are not able to vote on a proposal absent instructions from the applicable beneficial owner. Since brokers are empowered to vote with regard to the election of directors, there will be no broker non-votes with respect to the first proposal. Withhold votes will have no effect on the election of directors. For purposes of the vote on the ratification of the selection of KPMG LLP as our independent registered public accounting firm, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. For purposes of the vote on the approval of the amendment and restatement of our 2004 Incentive Award Plan, abstentions and broker non-votes will have the same effect as votes against the proposal, unless a majority of the shares of our common stock entitled to vote on this proposal cast votes, in which event broker non-votes will have no effect on the result of the vote. Any executed, unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the nominees for the board of directors, for the ratification of the selection of KPMG LLP as our independent registered public accounting firm and for approval of the amendment and restatement of our 2004 Incentive Award Plan, as indicated in the accompanying proxy card.

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors has nominated and recommends for election as directors the seven persons named herein to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. All of the nominees are presently directors of BioMed, and following the annual meeting there will be no vacancies on the board. Directors are elected by a plurality of all of the votes cast at the annual meeting. Cumulative voting is not permitted. The enclosed proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the board of directors, or the board of directors, on the recommendation of the nominating and corporate governance committee, may reduce the size of the board and number of nominees. The board of directors does not believe at this time that any substitute nominee or nominees will be required. There are no family relationships between any of our directors or executive officers.

Information Regarding Nominees

The table below indicates the name, position with BioMed and age of each nominee for director as of March 11, 2009:

Name	Position	Age

Alan D. Gold	Chairman and Chief Executive Officer	48
Gary A. Kreitzer	Director, Executive Vice President and General Counsel	54
Barbara R. Cambon	Director	55
Edward A. Dennis, Ph.D.	Director	67
Richard I. Gilchrist	Director	63
Theodore D. Roth	Director	57
M. Faye Wilson	Director	71

Information Regarding Directors

Alan D. Gold has served as our Chairman and Chief Executive Officer since our formation in 2004, and served as our President from 2004 until December 2008. Mr. Gold served as Chairman, President and Chief Executive Officer of our privately-held predecessor, Bernardo Property Advisors, Inc., from August 1998 until August 2004. Mr. Gold was a co-founder and served as President and a director of Alexandria Real Estate Equities, Inc., a publicly traded real estate investment trust, or REIT, specializing in acquiring and managing laboratory properties for lease to the life science industry, from its predecessor’s inception in 1994 until he resigned as President in August 1998 and as a director at the end of 1998. Mr. Gold served as managing partner of Gold Stone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994. He also served as Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990 and as Real Estate Investment Officer — Commercial Real Estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989. Mr. Gold received his Bachelor of Science Degree in Business Administration and his Master of Business Administration from San Diego State University.

Gary A. Kreitzer has served as our Executive Vice President and General Counsel and as a director since our formation in 2004. Mr. Kreitzer also served in the same role with Bernardo Property Advisors from December 1998 until August 2004. Mr. Kreitzer was a co-founder and served as Senior Vice President and In-House Counsel of Alexandria Real Estate Equities, Inc. from its predecessor’s inception in 1994 until December 1998. From 1990 to 1994, Mr. Kreitzer was In-House Counsel and Vice President for Seawest Energy Corporation, an alternative energy facilities development company. Mr. Kreitzer also served with The Christiana Companies, Inc., a publicly traded investment and real estate development company, in a number of roles from 1982 to 1989, including as In-House Counsel, Secretary and Vice President. Mr. Kreitzer received his Juris Doctor Degree, with honors, from the University of San Francisco and a Bachelor of Arts Degree in Economics from the University of California, San Diego. Mr. Kreitzer is a member of the California State Bar and the American Bar Association.

Barbara R. Cambon has been a director since 2004. Ms. Cambon has been a real estate advisor and independent consultant since October 2002. From November 1999 to October 2002, Ms. Cambon served as a Principal of Colony Capital, LLC, a private real estate investment firm, where she also served as Chief Operating Officer from April 2000 until October 2002. From 1985 to October 1999, she served as President and was a founder of Institutional Property Consultants, Inc., a real estate consulting company. Ms. Cambon currently serves on the boards of directors of KBS Real Estate Investment Trust, Inc. and KBS Real Estate Investment Trust II, Inc. She received her Bachelor of Science Degree in Education from the University of Delaware and her Master of Business Administration with an emphasis in real estate and finance from Southern Methodist University.

Edward A. Dennis, Ph.D. has been a director since 2004. Dr. Dennis is Distinguished Professor and former Chair of the Department of Chemistry and Biochemistry and Professor in the Department of Pharmacology in the School of Medicine at the University of California, San Diego, where he has served as a faculty member since 1970.

He received his Bachelor of Arts degree from Yale University and his Master of Arts and Doctorate of Philosophy in Chemistry from Harvard University, and served as a Research Fellow at Harvard Medical School.

Richard I. Gilchrist has been a director since 2007. Mr. Gilchrist has served as President of the Investment Properties Group of The Irvine Company, a privately held real estate investment company, since 2006. He served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly held REIT, from 2002 to 2006. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately held REIT. Mr. Gilchrist currently serves on the board of directors of Nationwide Health Properties, Inc., a publicly traded REIT, and is the Chairman of the Whittier College Board of Trustees, where he received a Bachelor of Arts degree. He earned a law degree from the University of California, Los Angeles.

Theodore D. Roth has been a director since 2004. Mr. Roth has been a Managing Director of Roth Capital Partners, LLC, an investment banking firm, since February 2003. For more than 15 years prior to that time, Mr. Roth was employed by Alliance Pharmaceutical Corp., most recently serving as President and Chief Operating Officer. Mr. Roth currently serves on the boards of directors of Alliance Pharmaceutical and Orange 21 Inc. He received his Juris Doctor Degree from Washburn University and a Master of Laws in Corporate and Commercial Law from the University of Missouri in Kansas City.

M. Faye Wilson has been a director since 2005. Ms. Wilson is Chair of Wilson Boyles and Company LLC, a business management and strategic planning consulting firm, and has been a principal since 2003. She served on the board of directors of Farmers Insurance Group of Companies from 1993 through 2001 and the board of directors of The Home Depot, Inc. from 1992 through 2001. Ms. Wilson was also a senior officer of Home Depot from 1998 through 2002. From 1992 until 1998, Ms. Wilson served in several senior management roles at Bank of America Corporation including Chairman of Security Pacific Financial Services and Executive Vice President and Chief Credit Officer for Bank of America’s National Consumer Banking Group. She earned her Masters Degrees in International Relations and Business Administration from the University of Southern California and an Undergraduate Degree from Duke University. She became a certified public accountant in 1961.

Information Regarding the Board

Board Independence

Our board of directors has determined that each of our current directors, except for Messrs. Gold and Kreitzer, has no material relationship with BioMed (either directly or as a partner, stockholder or officer of an organization that has a relationship with BioMed) and is “independent” within the meaning of our director independence standards, which reflect the New York Stock Exchange director independence standards, as currently in effect. Furthermore, our board of directors has determined that each of the members of each of the audit committee, the compensation committee and the nominating and corporate governance committee has no material relationship with BioMed (either directly or as a partner, stockholder or officer of an organization that has a relationship with BioMed) and is “independent” within the meaning of our director independence standards.

Board Meetings

Our board of directors held eight meetings during fiscal 2008. No director attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he or she served during the period for which he or she was a director.

To ensure free and open discussion among the independent directors of the board, regularly scheduled executive sessions are held, at which only independent directors are present. The independent directors have nominated the chair of the nominating and corporate governance committee, currently Mr. Roth, to serve as presiding director at each executive session.

Committees of the Board

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee.

Audit Committee.  The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The audit committee helps ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The audit committee appoints, assists and meets with the independent registered public accounting firm, oversees each annual audit and quarterly review, establishes and maintains our internal audit controls and prepares the report that federal securities laws require be included in our annual proxy statement. Ms. Wilson is the chair and Ms. Cambon and Mr. Gilchrist serve as members of the audit committee. Our board of directors has determined that each of Ms. Wilson, Ms. Cambon and Mr. Gilchrist is an “audit committee financial expert” as defined by the Securities and Exchange Commission. The audit committee held four meetings in 2008.

Compensation Committee.  The compensation committee reviews and approves our compensation philosophy and compensation and benefits of our executive officers and Section 16 officers; reviews and approves all executive officers’ employment agreements and severance arrangements; administers and makes recommendations to our board of directors regarding our compensation and stock incentive plans; reviews and approves policies concerning perquisite benefits, policies regarding compensation paid to our executive officers in excess of limits deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and policies with respect to change of control and “parachute” payments; and produces an annual report on executive compensation for inclusion in our proxy statement. Dr. Dennis is the chair and Ms. Cambon and Mr. Gilchrist serve as members of the compensation committee. The compensation committee held six meetings in 2008.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee develops and recommends to our board of directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the New York Stock Exchange, establishes criteria for prospective members of our board of directors, conducts candidate searches and interviews, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors, recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and recommends to our board of directors the slate of directors to be elected at each annual meeting of our stockholders. Mr. Roth is the chair and Dr. Dennis and Ms. Wilson serve as members of the nominating and corporate governance committee. The nominating and corporate governance committee held three meetings in 2008.

Our board of directors has adopted charters for each of the audit committee, compensation committee and nominating and corporate governance committee. Each of the charters is available on our website at www.biomedrealty.com and will be provided without charge upon request to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary. The information contained on our website is not incorporated by reference into and does not form a part of this proxy statement.

Our board of directors may from time to time establish certain other committees to facilitate the management of BioMed.

Compensation Committee Interlocks and Insider Participation

There were no insider participations or compensation committee interlocks among the members of the committee during fiscal year 2008. At all times during fiscal year 2008, the compensation committee was comprised solely of independent, non-employee directors.

Director Qualifications

The nominating and corporate governance committee has not set minimum qualifications for board nominees. However, pursuant to its charter, in identifying candidates to recommend for election to the board, the nominating and corporate governance committee considers the following criteria: (1) personal and professional integrity, ethics and values, (2) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, (3) experience in our industry and with relevant social policy concerns, (4) experience as a board member of another publicly held company, (5) academic expertise in an area of our operations and (6) practical and mature business judgment, including ability to make independent analytical inquiries. Our board of directors evaluates each individual in the context of our board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board.

Identifying and Evaluating Nominees for Directors

The nominating and corporate governance committee identifies nominees by first evaluating the current members of our board willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board service are re-nominated. As to new candidates, the nominating and corporate governance committee will generally poll board members and members of management for their recommendations. The nominating and corporate governance committee may also hire a search firm if deemed appropriate to identify and perform background due diligence on potential candidates. An initial slate of candidates will be presented to the chair of the nominating and corporate governance committee, who will then make an initial determination as to the qualification and fit of each candidate. Candidates will be interviewed by the Chief Executive Officer and independent board members. The nominating and corporate governance committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our board of directors. Recommendations received by stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the nominating and corporate governance committee.

The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the directors to be elected or appointed (for example, pursuant to articles supplementary designating the rights of a class of preferred stock to elect one or more directors upon a dividend default), then the nomination or appointment of such directors shall be governed by such requirements.

Each of the nominees for election as director at the annual meeting is recommended by the nominating and corporate governance committee to stand for reelection.

Stockholder Recommendations for Director Nominees

The nominating and corporate governance committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors and how the candidate satisfies the board’s criteria. The stockholder must also provide such other information about the candidate as would be required by the Securities and Exchange Commission rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of BioMed stockholdings. All communications are to be directed to the chair of the nominating and corporate governance committee, c/o BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary. For any annual meeting, recommendations received after 120 days prior to the anniversary of the mailing of the proxy materials for the prior year’s annual meeting will likely not be considered timely for consideration at that annual meeting.

Compensation of Directors

Each of our directors who is not an employee of our company or our subsidiaries receives an annual fee of $25,000 for services as a director. The chair of the audit committee receives an additional $15,000 annual fee and each director who is not an employee of our company or our subsidiaries who chaired any other committee of the board of directors receives an additional $5,000 annual fee for each committee chaired. In addition, each director who is not an employee of our company or our subsidiaries receives a fee of $1,500 for each board of directors meeting attended in person ($750 for telephonic attendance), a fee of $1,500 for each audit committee meeting attended in person ($500 for telephonic attendance), and a fee of $1,000 for each other committee meeting attended in person ($500 for telephonic attendance). Non-employee directors receive fees for attending committee meetings whether or not a meeting of the board of directors is held on the same day. Directors are also reimbursed for reasonable expenses incurred to attend board of directors and committee meetings. Directors who are employees of our company or our subsidiaries do not receive compensation for their services as directors.

Our non-employee directors also receive automatic grants of restricted stock under our 2004 Incentive Award Plan. We grant 2,000 shares of restricted common stock to each non-employee director who is initially elected or appointed to the board of directors on the date of such initial election or appointment. Thereafter, on the date of each annual meeting of stockholders, each non-employee director who continues to serve on the board of directors is granted 2,000 shares of restricted common stock. The restricted stock granted to non-employee directors vests one year from the date of grant.

The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2008.

	Fees Earned or		All Other
Name(1)	Paid in Cash	Stock Awards(2)	Compensation(3)	Total

Barbara R. Cambon	$45,000	$54,098	$2,630	$101,728
Edward A. Dennis, Ph.D.	48,000	54,098	2,630	104,728
Richard I. Gilchrist	40,000	80,167	3,970	124,137
Mark J. Riedy, Ph.D.(4)	17,000	21,282	1,290	39,572
Theodore D. Roth	44,250	54,098	2,630	100,978
M. Faye Wilson	55,000	54,098	2,630	111,728

(1)	Alan D. Gold, our Chairman and Chief Executive Officer, and Gary A. Kreitzer, our Executive Vice President and General Counsel, are not included in this table because they are employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Gold and Kreitzer as employees is shown in the Summary Compensation Table below.

(2)	Amounts shown for stock awards reflect the dollar value recognized for financial statement purposes for the fiscal year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), including amounts related to restricted stock granted in prior years that was unvested at January 1, 2008, as further described in Notes 2 and 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The costs for awards disregard adjustments for forfeiture assumptions. At our 2008 annual meeting, each of our independent directors was granted 2,000 shares of restricted stock with an aggregate value on the grant date under SFAS 123(R) of approximately $53,000, based on the closing market price of our common stock on May 21, 2008 of $26.69. The shares vest one year from the date of grant, and represent the only unvested shares of restricted stock held by our non-employee directors at December 31, 2008.

(3)	All other compensation represents dividends paid on unvested restricted stock, and excludes dividends paid on vested restricted stock. Dividends are paid on the entirety of the restricted stock grants, including the unvested portion, from the date of the grant.

(4)	Dr. Riedy retired from our board of directors concurrent with our 2008 annual meeting of stockholders on May 21, 2008.

Policy Governing Stockholder Communications with the Board of Directors

Our board of directors welcomes communications from our stockholders. Any stockholder or other interested party who wishes to communicate with the board or one or more members of the board should do so in writing in care of the General Counsel of BioMed, at our principal office, 17190 Bernardo Center Drive, San Diego, California 92128. The General Counsel is directed to forward each appropriate communication to the director or directors for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our board members to attend the annual meeting of stockholders. All of our directors attended our 2008 annual meeting of stockholders, which was held on May 21, 2008.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to our officers, employees, agents and directors. In addition, our board of directors has adopted Corporate Governance Guidelines to assist the board in the exercise of its responsibilities and to serve the interests of BioMed and its stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are posted on our website at www.biomedrealty.com and will be provided without charge upon request to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR each of the nominees set forth above. Proxies solicited by the board of directors will be so voted unless stockholders specify otherwise on the enclosed proxy.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009, and our board of directors has directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. KPMG LLP has audited our financial statements since our inception in 2004. Representatives of KPMG LLP are expected to be present at the annual meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company.

The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2009.

PROPOSAL 3

APPROVAL OF
AMENDMENT AND RESTATEMENT OF
THE 2004 INCENTIVE AWARD PLAN
OF BIOMED REALTY TRUST, INC. AND BIOMED REALTY, L.P.

We are asking our stockholders to approve an amendment and restatement of the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P. (the “2004 Plan”). The proposed amended and restated 2004 Plan is referred to herein as the “Restated Plan.” Currently, the 2004 Plan authorizes 2,500,000 shares of BioMed common stock for issuance. As of March 11, 2009, 446,314 shares remained available for issuance under the 2004 Plan. The Restated Plan would increase the number of shares authorized for issuance under the 2004 Plan by 2,840,000 shares for a total of 5,340,000 shares. BioMed’s board of directors approved the Restated Plan on February 10, 2009, but specified that it was subject to approval by BioMed’s stockholders. The proposed Restated Plan, the text of which is attached as Appendix A to this proxy statement, would become effective immediately upon stockholder approval at the 2009 annual meeting of stockholders. As of March 11, 2009, 81,180,596 shares of our common stock were outstanding; in addition, as of March 11, 2009, 2,795,364 limited partnership units in BioMed Realty, L.P., a Maryland limited partnership of which BioMed is the sole general partner (the “Operating Partnership”), were outstanding, which may be exchanged for 2,795,364 shares of our common stock. The closing share price for our common stock on the New York Stock Exchange on March 11, 2009 was $7.66.

The Restated Plan will also implement the following changes:

•	The term of the Restated Plan will be extended until 2019.

•	The list of performance criteria that may be used by the compensation committee of our board of directors for purposes of granting awards under the Restated Plan that are intended to qualify as performance-based compensation under Section 162(m) of the Code has been expanded, as described below under the heading “Description of Proposed Restated Plan — Performance Criteria.”

•	All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•	No dividend equivalents will be payable for any award which vests based on the satisfaction of performance criteria, unless and until that award vests.

•	Without stockholder approval, the exercise price of outstanding options or stock appreciation rights may not be reduced, and outstanding options or stock appreciation rights may not be cancelled, exchanged, substituted, bought or surrendered in exchange for cash or another award that has an exercise price that is less than the original exercise price of the outstanding option or stock appreciation right that is being exchanged.

•	The governing law of the Restated Plan will be changed from California to Maryland.

•	Awards granted under the Restated Plan will be subject to and designed to be compliant with Section 409A of the Code, to the extent applicable.

In addition, certain other immaterial changes have been included in the Restated Plan to conform its terms to company practice.

BioMed is also seeking stockholder approval of the material terms of performance goals under the Restated Plan. Stockholder approval of such terms would preserve BioMed’s ability to deduct compensation associated with future performance-based awards made under the Restated Plan to certain executives. Section 162(m) of the Code limits the deductions a publicly-held company can claim for compensation in excess of $1 million paid in a given year to its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer) (these officers are generally referred to as the “covered employees”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap. Stock options and stock appreciation rights qualify as performance-based compensation. Other awards that we may grant under the Restated Plan may qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of performance goals selected by the compensation committee. The compensation committee retains the discretion to set the level of performance for a given performance measure under a performance-based award. For such awards to qualify as performance-based compensation, the stockholders must approve the material terms of the performance goals every five years. For a discussion of the performance criteria for which approval is being sought, please see the discussion under “Description of Proposed Restated Plan — Performance Criteria” below.

If this Proposal 3 is not approved, the Restated Plan will not become effective, but the existing 2004 Plan will remain in effect.

THE BOARD RECOMMENDS THAT

YOU VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF THE 2004 PLAN

Why You Should Vote for the Amendment and Restatement of the 2004 Plan

Equity Incentive Awards Are an Important Part of Our Compensation Philosophy

Our equity incentive plan is critical to our long-term goal of building stockholder value. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, equity incentive awards are central to our compensation program. Our board of directors and its compensation committee believe that our ability to grant equity incentive awards, including restricted stock and long-term incentive plan units (“LTIP units”), to new and existing employees, directors and eligible consultants has helped us attract, retain and motivate the best professionals in the life science real estate industry. Historically, we have issued restricted stock and LTIP units under the 2004 Plan. These forms of equity compensation provide a strong incentive for employees, directors and consultants to work to grow the business and build stockholder value, and are attractive to employees, directors and consultants who share the entrepreneurial spirit that has made us successful.

Our equity incentive program is broad-based. As of March 11, 2009, 61 of our 125 employees had received grants of equity awards. We believe we must continue to offer a competitive equity compensation plan in order to attract and motivate the world-class talent necessary for our continued growth and success.

The 2004 Plan Will No Longer Have Shares Available for Grant

Under our current forecasts, the 2004 Plan will run out of shares available for grant at the end of 2009, and we will not be able to issue equity to our employees, directors and consultants unless our stockholders approve the amendment to the 2004 Plan. Our 2004 Plan is the only equity incentive plan we currently have in place. While we could increase cash compensation to a limited extent if we are unable to grant equity incentives, we anticipate that we will have difficulty attracting, retaining and motivating our employees, directors and consultants if we are unable to make equity grants to them. Equity-based grants are a more effective compensation vehicle than strictly cash, because they better align the financial interests of our employees and our stockholders, and encourage actions that maximize long-term stockholder value.

We Manage Our Equity Incentive Award Use Carefully

We manage our long-term stockholder dilution by limiting the number of equity awards granted annually. The compensation committee carefully monitors our total dilution and equity expense to ensure that we maximize stockholder value by granting only the appropriate number of equity awards necessary to attract, reward and retain employees. Aggregate grants of equity awards, which included shares of restricted stock and LTIP units, constituted 0.8%, 0.7% and 0.4% of our weighted average diluted shares outstanding in 2008, 2007 and 2006, respectively.

The Restated Plan Combines Compensation and Governance Best Practices

The proposed Restated Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:

•	Continued broad-based eligibility for equity awards. We grant equity awards to a significant number of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.

•	Stockholder approval is required for additional shares. The Restated Plan does not contain an annual “evergreen” provision. The Restated Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of securities which may be issued under the Restated Plan.

•	No discount stock options or stock appreciation rights. All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted. To date, we have not granted any stock options or stock appreciation rights under the 2004 Plan.

•	Repricing is not allowed. The Restated Plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

Description of Proposed Restated Plan

The following summary of the terms of the Restated Plan is qualified in its entirety by reference to the text of the 2004 Plan and the various award agreements used thereunder, forms of which have been filed as exhibits to BioMed’s Current Reports on Form 8-K filed with the SEC on January 14, 2005 and January 5, 2007. The proposed Restated Plan is attached as Appendix A to this proxy statement.

Purposes of the Restated Plan

The purposes of the Restated Plan are:

•	to promote the success and enhance the value of BioMed by linking the personal interests of our employees, directors and consultants to those of our stockholders and by providing such individuals with an incentive for performance to maximize long-term returns for our stockholders, and

•	to provide us with the ability to motivate, attract and retain the services of our employees, directors and consultants upon whose judgment, interest and special effort our continued success is largely dependent.

Securities Subject to the Restated Plan

The aggregate number of shares of common stock subject to awards under the 2004 Plan is currently 2,500,000. That number may be adjusted for changes in BioMed’s capitalization and certain corporate transactions, as described below under the heading “Changes in Control and Corporate Transactions.” As of March 11, 2009, awards covering an aggregate of 2,053,686 shares were outstanding under the 2004 Plan, and 446,314 shares (plus any shares that might in the future be returned to the 2004 Plan as a result of cancellations, forfeitures, repurchases or expiration of awards) remained available for future grants. Of the 2,053,686 shares outstanding under the 2004 Plan, 1,074,183 shares remained subject to vesting restrictions. As noted above, the Restated Plan would increase the number of shares authorized for issuance under the Restated Plan by 2,840,000 shares for a total of 5,340,000 shares. Under the Restated Plan, each LTIP unit issued pursuant to an award shall be counted against the share reserve under the Restated Plan as one share of common stock, but only to the extent that such LTIP unit is convertible into shares of common stock and on the same basis as the conversion ratio applicable to the LTIP unit.

To the extent that an award expires, terminates or lapses, or an award is settled in cash without the delivery of shares of common stock to the participant, then any unexercised shares subject to the award will be available for future grant or sale under the Restated Plan. Shares of restricted stock which are forfeited or repurchased by us pursuant to the Restated Plan may again be optioned, granted or awarded under the Restated Plan. In addition, shares of common stock which are delivered by the holder or withheld by us upon the exercise of any award under the Restated Plan in payment of the exercise or purchase price of such award or tax withholding thereon may again be optioned, granted or awarded under the Restated Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Restated Plan.

The maximum number of shares that may be subject to awards granted under the Restated Plan to any individual in any rolling three-year period may not exceed 1,500,000.

The proposed increase in shares available for issuance under the Restated Plan has been reviewed and approved by BioMed’s board of directors, which determined that the existing number of shares available for issuance under the 2004 Plan was insufficient to meet our needs to provide long-term incentive grants on an ongoing and regular basis to motivate, reward, and retain key employees who create stockholder value. The increase in shares has been necessitated by the hiring of new employees and by granting additional stock awards to current employees as long-term incentives. The increase will enable us to continue our policy of equity ownership by employees, directors and consultants as an incentive to contribute to our continued success.

Administration

The Restated Plan will generally be administered by the compensation committee of BioMed’s board of directors (the “Administrator”). However, BioMed’s board of directors determines the terms and conditions of, interprets and administers the Restated Plan for awards granted to our non-employee directors and, with respect to these awards, the term “Administrator” refers to BioMed’s board of directors. As appropriate, administration of the Restated Plan may be revested in BioMed’s board of directors. In addition, for administrative convenience, BioMed’s board of directors or the compensation committee may determine to grant to one or more members of BioMed’s board of directors or to one or more officers the authority to make grants to individuals who are not directors or executive officers.

Eligibility

The Restated Plan authorizes discretionary grants to our employees, consultants and non-employee directors, and to the employees and consultants of our subsidiaries, of stock options, restricted stock, stock appreciation rights and other stock-based awards. As of March 11, 2009, outstanding equity awards have been issued to 61 of our 125 employees and to our five non-employee directors under the 2004 Plan.

Awards under the Restated Plan

Stock Options.  The Restated Plan provides for discretionary grants of non-qualified stock options, or NQSOs, to employees, non-employee directors and consultants. The Restated Plan also provides for the grant of incentive stock options, or ISOs, which may only be granted to employees. Options may be granted with terms determined by the Administrator; provided that ISOs must meet the requirements of Section 422 of the Code. The Restated Plan provides that a holder of ISOs may exercise his or her option for three months following termination of employment, directorship or consultancy and for twelve months in the event such termination results from death or disability. The exercise price for stock options granted under the Restated Plan is set by the Administrator and may not be less than fair market value on the date of grant. The Administrator may also substitute a stock appreciation right for an option at any time prior to or upon exercise of the option, provided that the stock appreciation right is exercisable for the same number of shares of common stock for which the substituted option would have been exercisable. To date, no options have been granted under the Restated Plan.

Restricted Stock.  Unless otherwise provided in the applicable award agreement, participants generally have all of the rights of a stockholder with respect to restricted stock. Restricted stock may be issued for a nominal purchase price and may be subject to vesting over time or upon attainment of performance targets. Any dividends or other distributions paid on restricted stock are also subject to restrictions to the same extent as the underlying stock. Award agreements related to restricted stock may provide that restricted stock is subject to repurchase by BioMed in the event that the participant ceases to be an employee, director or consultant prior to vesting. To date, 1,413,536 shares of restricted stock (net of forfeitures) have been granted under the Restated Plan.

Stock Appreciation Rights.  The Restated Plan provides for discretionary grants of stock appreciation rights to employees, non-employee directors and consultants. Stock appreciation rights may be granted with terms determined by the Administrator, provided that the exercise price for stock appreciation rights may not be less than fair market value on the date of grant. The Administrator may pay amounts owed upon exercise of a stock appreciation right in shares of common stock or cash, at the Administrator’s discretion. To date, no stock appreciation rights have been granted under the Restated Plan.

Performance Bonus Awards.  The Restated Plan provides for grants of performance bonus awards to employees, non-employee directors and consultants based upon objectively determinable bonus formulas relating to the performance criteria included in the Restated Plan, provided that no performance bonus award in excess of $1,500,000 becomes payable to a “covered employee” as defined in Section 162(m)(3) of the Code. To date, no performance bonus awards have been granted under the 2004 Plan.

Other Stock Awards.  The Restated Plan allows for various other awards including dividend equivalents, stock payments, restricted stock units, and other stock-based awards, with such terms generally as the Administrator may determine in its discretion, provided that no dividend equivalents may be payable with respect to options.

LTIP unit awards under the Restated Plan are substantially similar to restricted stock awards. Like the restricted stock awards, the LTIP units are subject to vesting over a period of time. However, an LTIP unit represents an equity interest in the Operating Partnership, rather than BioMed. Initially, LTIP units will not have full parity with common units of the Operating Partnership with respect to liquidating distributions. Upon the occurrence of certain “triggering events,” the LTIP units can over time achieve full parity with common units of the Operating Partnership for all purposes, and therefore accrete to an economic value equivalent to one share of common stock of BioMed. If such parity is reached, vested LTIP units may be redeemed for cash in an amount equal to the then fair market value of an equal number of shares of BioMed common stock or converted into an equal number of shares of BioMed common stock, as determined by BioMed at its election. The Administrator will specify the purchase price, if any, to be paid by the recipient for an LTIP unit. To date, 640,150 LTIP units have been granted under the Restated Plan.

Non-Employee Director Awards

Our non-employee directors are eligible to receive automatic restricted stock awards under the Restated Plan, as described above under “Information Regarding the Board — Compensation of Directors.”

Performance Criteria

The compensation committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The compensation committee may grant to such covered employees restricted stock, dividend equivalents, stock payments, restricted stock units, cash bonuses and other stock-based awards that are paid, vest or become exercisable upon the attainment of company performance criteria which are related to one or more of the following performance criteria as applicable to our performance or the performance of a division, business unit or an individual, measured either in absolute terms, on a same-property basis, as compared to any incremental increase or as compared to results of a peer group:

•	net earnings (either before or after interest, taxes, depreciation and amortization),

•	sales or revenue,

•	net income (either before or after taxes),

•	operating earnings,

•	cash flow (including, but not limited to, operating cash flow and free cash flow),

•	return on net assets,

•	return on stockholders’ equity,

•	return on sales,

•	gross or net profit margin,

•	working capital,

•	earnings per share,

•	price per share of common stock, or

•	funds from operations.

The compensation committee may provide that one or more objectively determinable adjustments will be made to one or more of the performance goals established for any performance period. Such adjustments may include one or more of the following:

•	items related to a change in accounting principle,

•	items relating to financing activities,

•	expenses for restructuring or productivity initiatives,

•	other non-operating items,

•	items related to acquisitions,

•	items attributable to the business operations of any entity acquired by us during the performance period,

•	items related to the disposal of a business of segment of a business,

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP,

•	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period,

•	any other items of significant income or expense which are determined to be appropriate adjustments,

•	items relating to unusual or extraordinary corporate transactions, events or developments,

•	items related to amortization of acquired intangible assets,

•	items that are outside the scope of our core, on-going business activities, or

•	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Awards Generally Not Transferable

Awards under the Restated Plan are generally not transferable during the award holder’s lifetime without the consent of the Administrator. The Administrator may allow an award to be transferable to certain permitted transferees for estate or tax planning purposes.

Changes in Control and Corporate Transactions

In the event of certain changes in the capitalization of our company or certain corporate transactions involving our company and certain other events (including a change in control, as defined in the Restated Plan), the Administrator may make appropriate adjustments to awards under the Restated Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards. Except as may be set forth in the applicable award agreement, if a change in control, as defined in the Restated Plan, occurs and the holder’s awards are not assumed or replaced, those awards become fully exercisable and vested. Award holders will also have an opportunity to exercise any vested awards prior to the consummation of such changes in control or other corporate transactions or events.

Term of the Restated Plan; Amendment and Termination

If the stockholders approve this Proposal 3, the Restated Plan will be in effect until May 2019, unless BioMed’s board of directors terminates the Restated Plan at an earlier date. BioMed’s board of directors may terminate the Restated Plan at any time with respect to any shares not then subject to an award under the Restated Plan. BioMed’s board of directors may also modify the Restated Plan from time to time, except that BioMed’s board of directors may not, without prior stockholder approval, (1) amend the Restated Plan so as to increase the number of shares of stock that may be issued under the Restated Plan, (2) reduce the exercise price per share of the shares subject to any outstanding option or stock appreciation right or cancel, exchange, substitute, buyout or surrender existing options or stock appreciation rights in exchange for cash or other awards with an exercise price that is less than the exercise price of the original options or stock appreciation rights, or (3) amend the Restated Plan in any manner which would require stockholder approval to comply with any applicable law, regulation or rule or which would alter the rights or obligations of any outstanding award.

Federal Income Tax Consequences Associated with the Restated Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the Restated Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options.  For federal income tax purposes, if an optionee is granted NQSOs under the Restated Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the excess of the fair market value of a common share over the option exercise price on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options.  There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (a) two years after the date of grant of the option or (b) within one year of the date the shares were transferred to the optionee. If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the excess of the fair market value of a common share over the option exercise price on the date of the option’s exercise will be taxed at ordinary income rates (or, if less, the gain on the sale), and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered an item of adjustment for alternative minimum tax purposes.

An ISO exercised more than three months after an optionee terminates employment, for reasons other than death or disability, will be taxed as a NQSO, and the optionee will recognize ordinary income on the exercise. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Restricted Stock.  An individual to whom restricted stock is issued generally will not recognize taxable income upon such issuance, and we generally will not then be entitled to a deduction, unless an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the individual generally will recognize ordinary income, and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price of such shares, and we will be entitled to a deduction for the same amount. Participants may only make an 83(b) election with the consent of the Administrator.

Stock Appreciation Rights.  A participant will not be taxed upon the grant of a stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize ordinary income equal to the amount of cash or the fair market value of the stock received upon exercise. At the time of exercise, BioMed will be eligible for a tax deduction as a compensation expense equal to the amount that the participant recognizes as ordinary income.

LTIP Units.  LTIP unit awards that constitute “profits interests” within the meaning of the Code and published Internal Revenue Service guidance will generally not be taxed at the time of grant, though the holder will be required to report on his income tax return his allocable share of the Operating Partnership’s income, gain, loss, deduction and credit, regardless of whether the Operating Partnership makes a distribution of cash. Instead, LTIP units are generally taxed upon a disposition of the LTIP units or distributions of money to the extent that such amounts received exceed the basis in the LTIP units. Generally, no deduction is available to us upon the grant, vesting or disposition of the LTIP units.

If LTIP units are granted to a recipient who is an employee, the issuance of those units may cause wages paid to the recipient to be characterized and subject to taxation as self-employment income. If treated as a self-employed partner, the recipient will be required to make quarterly income tax payments rather than having amounts withheld by us. Additionally, if self-employed, the recipient must pay the full amount of all FICA employment taxes on the employee’s compensation, whereas regular employees are only responsible for 50% of these taxes. To date, the Internal Revenue Service has not issued definitive guidance regarding the treatment of wages paid to partner-employees.

Other Stock Awards and Performance Bonus Awards.  The participant will have ordinary income upon receipt of stock or cash payable under performance awards, dividend equivalents, restricted stock units and stock payments. BioMed will be eligible for a tax deduction as a compensation expense equal to the amount of ordinary income recognized by the participant.

Section 162(m) of the Code.  In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “qualified performance-based compensation” established by an independent compensation committee which conforms to certain conditions stated under the Code and related regulations. Options and stock appreciation rights granted by the compensation committee under the Restated Plan are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The Restated Plan has been structured with the intent that certain other awards granted under the Restated Plan may, in the discretion of the compensation committee, be structured so as to qualify for the “qualified performance-based compensation” exception to the $1 million annual deductibility limit of Section 162(m) of the Code.

Section 409A of the Code.  Certain types of awards under the Restated Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% federal penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Restated Plan and awards granted under the Restated Plan will be structured and interpreted to comply with Section 409A of the Code and the Treasury Regulations and other interpretive guidance that may be issued pursuant to Section 409A of the Code.

If a plan award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize the compensation deferred under the award as ordinary income when such amounts are vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on the deferred compensation recognized as ordinary income, as well as interest on such deferred compensation.

Plan Benefits

Under the 2004 Plan, our executive officers have received the following equity awards:

Alan D. Gold, our Chief Executive Officer, has received 311,667 shares of restricted stock and 175,000 LTIP units; Kent Griffin, our President, Chief Operating Officer and Chief Financial Officer, has received 153,881 shares of restricted stock and 63,882 LTIP units; Gary A. Kreitzer, our Executive Vice President and General Counsel, has received 82,333 shares of restricted stock and 80,879 LTIP units; and Matthew G. McDevitt, our Executive Vice President, Acquisitions and Leasing, has received 103,000 shares of restricted stock and 125,012 LTIP units. As of March 11, 2009:

•	All of our executive officers as a group have received:

•	650,881 shares of restricted stock, and

•	444,773 LTIP units under the 2004 Plan.

•	In the aggregate we have granted to employees:

•	1,361,536 shares of restricted stock (net of forfeitures), and

•	640,150 LTIP units under the 2004 Plan.

•	Our non-employee directors as a group have received:

•	52,000 shares of restricted stock under the 2004 Plan.

Our non-employee directors are also eligible to receive automatic restricted stock awards under the Restated Plan, as described above under “Information Regarding the Board — Compensation of Directors.”

All other future grants under the Restated Plan are within the discretion of the Administrator and the benefits of such grants are, therefore, not determinable.

Required Vote

The affirmative vote of a majority of the votes cast by stockholders who are present or represented by proxy and entitled to vote at the 2009 annual meeting of stockholders shall be required to approve the amendment and restatement of the 2004 Plan, provided that the total votes cast on this proposal represent a majority of the shares of our common stock entitled to vote on this proposal.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the approval of the amendment and restatement of the 2004 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 11, 2009, except as otherwise set forth in the footnotes to the table, the beneficial ownership of shares of our common stock and shares of common stock into which units of limited partnership in our operating partnership, BioMed Realty, L.P., a Maryland limited partnership of which we are the sole general partner, are exchangeable for (1) each person who is the beneficial owner of 5% or more of our outstanding common stock, (2) each executive officer named in the Summary Compensation Table below (the “Named Executive Officers”), (3) each director and nominee for director and (4) executive officers and directors as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. The extent to which a person holds operating partnership units as opposed to shares of common stock is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128. We are not aware of any arrangements, including any pledge of our common stock, that could result in a change in control of the company.

	Number of Shares of	Percentage of	Percentage of Shares
	Common Stock and	Shares of Common	of Common Stock and
	Units Beneficially	Stock Beneficially	Units Beneficially
Name and Address	Owned(1)	Owned(2)	Owned(2)(3)

Alan D. Gold(4)	1,785,707	*	2.2%
R. Kent Griffin, Jr.(5)	217,763	*	*
Gary A. Kreitzer(6)	959,255	*	1.2
Matthew G. McDevitt(7)	291,212	*	*
John F. Wilson, II(8)	575,433	*	*
Barbara R. Cambon(9)	12,000	*	*
Edward A. Dennis, Ph.D.(9)	14,500	*	*
Richard I. Gilchrist(9)	4,000	*	*
Theodore D. Roth(9)(10)	14,000	*	*
M. Faye Wilson(9)	12,000	*	*
Cohen & Steers, Inc.(11)	7,186,484	8.9%	8.9
Barclays Global Fund Advisors(12)	6,806,262	8.4	8.4
The Vanguard Group, Inc.(13)	6,541,241	8.1	8.1
Deutsche Bank AG(14)	6,354,260	7.8	7.8
All executive officers and directors as a group (9 persons)(15)	3,310,437	*	4.0

*	Less than 1%.

(1)	Amounts assume that all units are exchanged for shares of our common stock.

(2)	Based on a total of 81,180,596 shares of our common stock outstanding as of March 11, 2009.

(3)	Based on a total of 2,795,364 limited partnership units and 566,540 LTIP units outstanding as of March 11, 2009, which may be exchanged for cash or shares of our common stock under certain circumstances. The total number of shares of common stock and units outstanding used in calculating these percentages assumes that none of the units held by other persons are exchanged for shares of our common stock.

(4)	Includes 1,141,742 limited partnership units, 110,000 LTIP units, 179,927 shares of common stock and 175,000 shares of restricted stock held by Mr. Gold directly. 1,141,742 limited partnership units and 179,927 shares of common stock held by Mr. Gold directly are pledged as security for a loan and as security for a related interest rate swap agreement. Also includes Mr. Gold’s interest in 179,038 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(5)	Includes 120,529 shares of restricted stock and 63,882 LTIP units.

(6)	Includes 642,528 limited partnership units, 80,879 LTIP units and 3,000 shares of restricted stock held by Mr. Kreitzer directly, of which 424,069 limited partnership units are pledged as security for a non-purpose loan. Also includes 80,000 limited partnership units held by Ventanas Del Mar, L.P., over which Mr. Kreitzer has sole voting and investment power, and includes Mr. Kreitzer’s interest in 109,715 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(7)	Includes 44,541 limited partnership units, 125,012 LTIP units and 60,000 shares of restricted stock held by Mr. McDevitt directly, of which 44,541 limited partnership units are pledged as security for a non-purpose loan. Also includes 43,659 limited partnership units and 18,000 shares of common stock held by Mr. McDevitt’s wife, which are also pledged as security for the same non-purpose loan.

(8)	Includes 111,661 LTIP units held by Mr. Wilson directly. Also includes 425,073 limited partnership units held by SIXJWS, L.P., over which Mr. Wilson has sole voting and investment power, and which, along with 31,823 shares of common stock held by Mr. Wilson directly, have been pledged as security for a non-purpose loan. Also includes 6,876 limited partnership units held by Mr. Wilson’s wife.

(9)	Includes 2,000 shares of restricted common stock.

(10)	Includes 6,500 shares of common stock held in a margin account.

(11)	Cohen & Steers, Inc.’s address is 280 Park Avenue, 10th Floor, New York, New York 10017. The foregoing information is based on Cohen & Steers, Inc.’s Schedule 13G/A filed with the Securities and Exchange Commission on January 9, 2009.

(12)	Includes 2,438,278 shares, 92,848 shares and 29,152 shares beneficially owned by Barclays Global Investors, NA., Barclays Global Investors, Ltd, and Barclays Global Investors Japan Limited, respectively. Barclays Global Fund Advisors’ address is 400 Howard Street, San Francisco, California 94105. The foregoing information is based on Barclays Global Fund Advisors’ Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009.

(13)	Includes 109,784 shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. The Vanguard Group, Inc.’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on The Vanguard Group, Inc.’s Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2009.

(14)	Reflects shares beneficially owned by the Private Clients and Asset Management business group of Deutsche Bank AG, and does not reflect any shares beneficially owned by any other business group of Deutsche Bank AG. Deutsche Bank AG’s address is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Germany. The foregoing information is based on Deutsche Bank AG’s Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009.

(15)	Excludes Mr. Wilson, who retired from his position as Executive Vice President of BioMed on December 31, 2008.

EXECUTIVE OFFICERS

Our executive officers and their ages as of March 11, 2009 are as follows:

Name	Position	Age

Alan D. Gold	Chairman and Chief Executive Officer	48
Gary A. Kreitzer	Executive Vice President and General Counsel	54
R. Kent Griffin, Jr.	President, Chief Operating Officer and Chief Financial Officer	39
Matthew G. McDevitt	Executive Vice President, Acquisitions and Leasing	43

Biographical information with respect to Messrs. Gold and Kreitzer is set forth above under “Election of Directors — Information Regarding Directors.”

R. Kent Griffin, Jr. has served as our President and Chief Operating Officer since December 2008. He continues to serve as our Chief Financial Officer, a position he has held since March 2006. Mr. Griffin previously was part of the real estate investment banking group at Raymond James & Associates, Inc. where he was a Senior Vice President responsible for advising real estate clients on public and private equity and debt issuance, mergers and acquisitions, and other services. Prior to joining Raymond James in 2003, Mr. Griffin spent four years with JP Morgan in its global real estate investment banking group in both New York and San Francisco. Mr. Griffin was part of the real estate service group for Arthur Andersen LLP from 1992 to 1997, where he was responsible for a range of audit and advisory services as a certified public accountant. Mr. Griffin received a Master of Business

Administration from the University of North Carolina and a Bachelor of Science Degree in Business and Accountancy from Wake Forest University. Mr. Griffin is a member of the National Association of Real Estate Investment Trusts.

Matthew G. McDevitt has served as our Executive Vice President, Acquisitions and Leasing since February 2008 and served as our Regional Executive Vice President from February 2006 to February 2008, having joined us in 2004 as our Vice President, Acquisitions. Mr. McDevitt previously served as President of McDevitt Real Estate Services, Inc. (“MRES”), which Mr. McDevitt formed in October 1997 as a full service real estate provider focusing on the life science industry. Before founding MRES, Mr. McDevitt spent ten years as a commercial real estate broker in the Washington, D.C. metropolitan area. Mr. McDevitt received his Bachelor of Arts Degree in Business from Gettysburg College. He currently serves on the board of directors of the Massachusetts Chapter of the National Association of Industrial and Office Properties, and is a member of the Pennsylvania Biotechnology Association.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our Named Executive Officers, and the material factors that we considered in making those decisions. Our Named Executive Officers include:

•	Alan D. Gold, our Chairman and Chief Executive Officer,

•	Kent Griffin, our President, Chief Operating Officer and Chief Financial Officer,

•	Gary A. Kreitzer, our Executive Vice President and General Counsel,

•	Matthew G. McDevitt, our Executive Vice President, Acquisitions and Leasing, and

•	John F. Wilson, II, our Executive Vice President, who retired from our company on December 31, 2008, and, as a result, did not participate in our compensation committee’s executive compensation and performance reviews for 2008.

On December 15, 2008, Mr. Griffin was promoted to the position of President and Chief Operating Officer, and continues to serve as our Chief Financial Officer. In connection with Mr. Griffin’s promotion, Mr. Gold relinquished his title of President and continues to serve as our Chairman and Chief Executive Officer.

Executive Compensation Program Overview

Our executive compensation program is administered under the direction of the compensation committee of the board of directors. The responsibilities of the compensation committee are more fully described under “Election of Directors — Information Regarding the Board — Committees of the Board — Compensation Committee.”

Objectives of Our Executive Compensation Program.  Our executive compensation program is designed to meet the following objectives:

•	to attract, retain and motivate executives with superior ability, experience and leadership capability by providing compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies,

•	to reward individual achievement appropriately and promote individual accountability to deliver on our business objectives, and

•	to enhance BioMed’s long-term financial performance and position, and thus stockholder value, by significantly aligning the financial interests of our executives with those of our stockholders.

To accomplish these objectives, our executive compensation program primarily includes:

•	annual base salaries, intended to provide a stable annual income at a level that is consistent with the individual executive officer’s role and contribution to the company,

•	bonuses, intended to link each executive officer’s compensation to our overall financial and operating performance and the officer’s performance versus established goals and objectives for a particular year, and

•	long-term incentives through equity-based compensation, including restricted stock and LTIP unit grants, intended to further promote retention through time-based vesting, to significantly align the financial interests of our executives with those of our stockholders and to encourage actions that maximize long-term stockholder value.

Each of our executive officers is also entitled to certain benefits upon a change of control of the company or upon his or her termination from the company without “cause” or for “good reason,” including severance benefits and full vesting of all long-term incentives held by the officer. We provide these benefits to our executive officers in order to give them the personal security and stability necessary for them to focus on the performance of their duties and responsibilities to us, and in order to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. These items are described under “— Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

Determination of Compensation Awards

The compensation committee annually reviews and determines the total compensation to be paid to our executive officers.

Role of Management.  Mr. Gold, our Chief Executive Officer, makes recommendations and presents analyses to the compensation committee based on its requests. He also discusses with the committee:

•	the company’s and its peers’ performance,

•	the financial and other impacts of proposed compensation changes on our business,

•	peer group data, and

•	the performance of the other executives, including information on how he evaluates the other executives’ individual and business unit performances.

Mr. Gold attends compensation committee meetings, but he does not attend the portion of compensation committee meetings intended to be held without members of management present, or any deliberations relating to his own compensation. Mr. Griffin, our President, Chief Operating Officer and Chief Financial Officer, when directed accordingly, also provides information on the company’s and its peers’ performance and evaluates the financial implications of compensation committee actions under consideration and provides related information.

Competitive Market Data and Compensation Consultant.  The compensation committee has retained FPL Associates to provide executive compensation advisory services. Neither the compensation committee nor the company has any other professional relationship with FPL Associates, except that Ferguson Partners Ltd., an affiliate of FPL Associates, was also retained in connection with our identification and review of potential board candidates in 2007. In connection with the compensation committee’s year-end 2008 compensation review and determinations, FPL Associates provided data regarding market practices and provided advice regarding executive annual base salaries, bonuses and long-term incentive compensation, consistent with our compensation philosophies and objectives.

In determining compensation for our executive officers, the compensation committee utilizes data and surveys provided by FPL Associates of the companies in our peer groups and examines each peer company’s performance and the compensation elements and levels provided to their executive officers. The compensation committee then carefully evaluates our corporate performance and generally determines whether the compensation elements and levels that we provide to our executive officers are appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of each executive officer’s individual and business unit performance and contributions.

The compensation committee, with input from the compensation consultant and management, annually reviews the composition of the peer groups and the criteria and data used in compiling the peer group lists, and makes appropriate modifications to account for certain factors such as peer company size, market capitalization, asset focus and growth statistics. The compensation committee does not consider the methodology that each peer company employs in making compensation decisions as a factor in selecting the companies for inclusion in the peer group.

For 2008, the compensation committee utilized two peer groups of real estate companies, including the “office peer group” and the “size-based peer group.” The office peer group consisted of nine public real estate investment trusts, or REITs, focused primarily on the development, ownership and operation of office properties, having individual total capitalizations in the range of $3.0 billion to $8.8 billion, with a median total capitalization of $5.0 billion, as of June 30, 2008. The office peer group included the following companies:

• Alexandria Real Estate Equities, Inc.	• Highwoods Properties, Inc.
• Brandywine Realty Trust	• Kilroy Realty Corporation
• Corporate Office Properties Trust	• Mack-Cali Realty Corporation
• Douglas Emmett, Inc.	• Maguire Properties, Inc.
• Duke Realty Corporation

The size-based peer group included 15 public REITs which develop, own and operate properties for varying types of uses, having individual total capitalizations in the range of $2.3 billion to $6.1 billion, with a median total capitalization of $3.0 billion, as of June 30, 2008. The size-based peer group included the following REITs:

• Alexandria Real Estate Equities, Inc.	• Highwoods Properties, Inc.
• Brandywine Realty Trust	• Kilroy Realty Corporation
• BRE Properties, Inc.	• National Retail Properties, Inc.
• Colonial Properties Trust	• PS Business Parks, Inc.
• Corporate Office Properties Trust	• Realty Income Corporation
• DCT Industrial Trust Inc.	• Strategic Hotels & Resorts, Inc.
• FelCor Lodging Trust Incorporated	• Washington Real Estate Investment Trust
• First Industrial Realty Trust, Inc.

Certain peers with characteristics within the two peer groups were not selected due to company size and merger and acquisition activity.

Although the compensation committee obtains and reviews compensation data from the company’s peers, it does not believe that it is appropriate to establish compensation levels based solely on benchmarking. Instead, the compensation committee relies upon its judgment in making compensation decisions, after reviewing the specific performance criteria of the company and carefully evaluating an executive officer’s individual performance during the year and, for executive officers other than Mr. Gold, business unit performance during the year, each as more specifically described below.

Based on the performance of the company and our executive team, the compensation committee sought to target total compensation for 2008 for our executive officers at a level that was generally at or near the 75th percentile of the total compensation paid in 2007 (the most recent data available at that time) to executives holding comparable positions within the size-based peer group and at or near the 50th percentile of the total compensation paid in 2007 to executives holding comparable positions within the office peer group. The committee compared the executive compensation programs as a whole and also compared the pay of individual executives if the positions were sufficiently similar to make the comparisons meaningful. The compensation committee also sought to allocate total compensation between cash and equity compensation based on a number of factors, including the compensation mix of our peer group companies, total compensation targets, and the guidelines and requirements established in the executives’ employment agreements at the time of BioMed’s formation for base salaries and bonus ranges. However, the compensation committee does not have a stated policy regarding the mix of our executive officers’ compensation between cash and equity compensation. Instead, the compensation committee strives to strike an appropriate balance among base salary, annual bonus and long-term incentives, and it may adjust the allocation of pay in order to facilitate the achievement of BioMed’s objectives or remain competitive in the market for executive talent.

Performance Measures.  The compensation committee evaluates the executive officers based on three performance measures:

•	individual performance,

•	business unit performance (except for Mr. Gold), and

•	corporate performance.

The three performance measures are accorded different weights depending on the executive officer and whether the compensation being evaluated is the annual bonus or long-term equity incentive compensation. The weightings are described in further detail under “— Elements of the Executive Compensation Program-Annual Bonuses” and “— Elements of the Executive Compensation Program — Long-Term Incentives — Restricted Stock and LTIP Unit Awards.”

Individual Performance.  In the beginning of each year, our Chief Executive Officer, with input from the individual executives, sets certain goals and expectations for each executive officer, tailored to the executive’s specific role within and expected contribution to the company as well as developmental requirements. These goals and expectations are generally subjective in nature and relate primarily to:

•	driving execution of BioMed’s business plan and the success of the company as a whole (without singularly focusing on achieving only the specific objectives within that officer’s area of responsibility),

•	demonstrated individual leadership skills,

•	continuous self-development,

•	teamwork,

•	fostering effective communication and coordination across company departments,

•	developing and motivating employees to achieve high performance,

•	cultivating employees’ engagement and alignment with our company’s core values, and

•	adaptability and flexibility to changing circumstances.

While the compensation committee focuses on evaluating individual performance in the context of an overall effective manager, performance relative to the individual goals listed above generally requires a subjective evaluation, and the compensation committee may emphasize certain goals over others in its discretionary decision-making that do not lend themselves to a formulaic approach.

Business Unit Performance.  In the beginning of each year, our Chief Executive Officer, as a result of an extensive process involving analyses and discussions with management, sets certain goals and expectations for individual business units, which include, for example:

•	operating business units within the established budgets,

•	controlling general and administrative costs,

•	executing on acquisition and development programs according to plans,

•	achieving financing milestones and the optimal mix of borrowing designed to protect our long-term financial stability,

•	strengthening operational, budgeting and management processes, and

•	developing and managing the successful execution of appropriate leasing strategies.

Although more objectively quantifiable than individual performance evaluations, business unit performance goals are still both quantitative and qualitative in nature, and the compensation committee exercises discretion in making business unit performance determinations by emphasizing certain goals over others and taking into account general business environment considerations with respect to each goal, including changes in the business environment that have occurred between when the goals were originally set and when the evaluation is conducted.

Corporate Performance.

Corporate Performance as a Component of Annual Bonus Determination.  As a component in determining the executive officers’ annual bonuses, our company’s corporate performance is evaluated based on two criteria:

•	the achievement of per share funds from operations, or FFO, within the annual guidance range generally provided on the third quarter earnings press release of the preceding year, as adjusted for any stock splits, stock offerings or similar transactions, and

•	the achievement of two to three percent year-over-year growth in cash basis same property net operating income, or NOI.

Our methodology for calculating FFO is described in detail in our Annual Report on Form 10-K for the year ended December 31, 2008 in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations.” We compute NOI by adding or subtracting certain items from net income, including minority interest in the operating partnership, gains or losses from investment in unconsolidated partnerships, interest expense, interest income, depreciation and amortization, and general and administrative expenses. We use NOI as a performance measure because it reflects only those income and expense items that are incurred at the property level.

In evaluating the achievement of these corporate performance goals, the compensation committee may exercise its discretion whether or not to make certain adjustments based on non-recurring events during the year.

Corporate Performance as a Component of Long-Term Equity Incentive Determination.  As a component in determining the executive officers’ long-term equity incentive awards, our company’s corporate performance is evaluated based on stockholder performance, which can be divided into two categories:

•	the company’s absolute total stockholder return for the year, which is calculated based on a combination of total dividend return and the change in common share price during the year, as adjusted for any stock splits, stock offerings or similar transactions, with an annual target absolute total stockholder return of nine percent, and

•	the company’s total stockholder return as compared to the MSCI US REIT Index, or RMZ.

We use total stockholder return as a long-term incentive award criteria because we believe it further aligns the interests of the executive to stockholder interests. In evaluating the achievement of these corporate performance goals, the compensation committee may exercise its discretion whether or not to make certain adjustments based on general equity market conditions.

Elements of the Executive Compensation Program

The compensation committee carefully reviews the corporate performance of the company and individual and business unit performances of the executive officers to determine the appropriate level of total compensation for the executive officers, while also taking into consideration how each executive officer’s total compensation compares to other similarly situated executives in the peer companies as described above. In addition, the compensation committee seeks to optimally allocate total compensation among its various components, which include base salary, bonus and long-term equity incentive compensation, based on the criteria as described below.

Base Salary

The initial base salary for each executive officer is provided in the employment agreement between BioMed and such officer, as described below under “— Potential Payments Upon Termination or Change in Control,” subject to annual increases based on increases in the consumer price index and further increases in the discretion of the board of directors or compensation committee. In determining base salary increases, the compensation committee considered each executive officer’s individual performance and business unit performance, as well as the company’s overall performance, market conditions and competitive salary information.

In connection with the annual review of their performance, in January 2008, the compensation committee approved increases to the annual base salaries of our executive officers, effective January 1, 2008, with Mr. Gold’s annual base salary increased 5% to $472,500, each of Messrs. Wilson’s, Griffin’s and McDevitt’s annual base salary increased 5% to $313,500, and Mr. Kreitzer’s annual base salary increased 5% to $157,500.

In connection with the annual compensation review in January 2009, the compensation committee decided not to increase the annual base salaries of our executive officers. Messrs. Gold, Griffin and McDevitt also each waived their rights under their employment agreements to receive a consumer price index adjustment in their annual base salary for 2009. In addition, pursuant to an amendment to his employment agreement, Mr. Kreitzer’s annual base salary was set at $100,000 for 2009.

Annual Bonuses

Our annual executive bonus program is intended to reward our executive officers for individual achievement in supporting the fulfillment of corporate objectives for the year, including financial and operating performance goals. Each Named Executive Officer’s annual bonus (other than Mr. Kreitzer) is also based in part on their employment agreements, which provide for annual bonus ranges as a percentage of base salary of 50% to 200% for Mr. Gold and 50% to 150% for each of Messrs. Griffin and McDevitt.

In determining the executive officers’ respective annual bonuses, the compensation committee primarily considers the corporate performance of the company, while also taking into consideration the respective individual performances of each of the executive officers and the respective business unit performances for each of Messrs. Griffin and McDevitt. The company’s corporate performance is assessed through the evaluation of the company’s FFO per diluted share and same property cash NOI results, with FFO per diluted share weighted approximately twice as much as same property cash NOI.

The following is a brief analysis of the compensation committee’s deliberations regarding individual and business unit performance on an executive by executive basis:

Mr. Gold.  Mr. Gold, as our Chief Executive Officer, is responsible for the overall management and stewardship of the company, including focusing on broader, longer-term corporate strategies. In its evaluation of Mr. Gold’s individual performance, the compensation committee noted the following accomplishments:

•	successfully guiding the company through a difficult economic environment to achieve strong overall operating results in 2008,

•	providing key leadership in the continual development of our strategy to ensure that stockholder value is maximized over the long-term, particularly with respect to:

•	raising capital and maintaining our strong long-term financial stability,

•	developing an aggressive leasing strategy to maximize the value of our properties,

•	driving the cost effective construction of our development and redevelopment properties, and

•	providing cost effective operational services to our tenants to meet their changing needs,

•	providing highly valuable guidance to the other executives and employees and effectively fostering an environment of dedicated professionalism and hard work, and

•	maintaining the right “tone at the top” and creating a culture of strong corporate governance, transparency and ethics.

Mr. Griffin.  Mr. Griffin, as our President, Chief Operating Officer and Chief Financial Officer, is responsible for the day-to-day execution of our corporate strategy. Mr. Griffin served as our Chief Financial Officer throughout 2008, having been promoted to serve the additional role of President and Chief Operating Officer in December

2008. As a result, Mr. Griffin’s role and responsibilities within the company have expanded. In its evaluation of Mr. Griffin’s individual performance and business unit performance, the compensation committee noted the following accomplishments:

•	working with the Chief Executive Officer and our board of directors to effectively manage capital requirements, including anticipated near-term debt maturities,

•	playing a key role in two successful public offerings of our common stock in April 2008 and October 2008, raising over $360 million in net proceeds,

•	increasing engagement with the board of directors beyond financial matters,

•	increasing exposure within our investor and analyst communities,

•	increasing management of the company’s day-to-day to operations, including:

•	raising capital and maintaining our strong long-term financial stability,

•	the management of property operations within budget,

•	the effective control of general and administrative expenses, and

• improving efficiency and accuracy in the budgetary processes, and

•	fostering increased coordination and communication across our functional departments.

Mr. McDevitt.  Mr. McDevitt, as our Executive Vice President, Acquisitions and Leasing, is tasked with implementing and managing the execution of leasing and acquisition strategies on a company-wide basis. In its evaluation of Mr. McDevitt’s individual performance, the compensation committee noted the following accomplishments:

•	managing the regional leasing teams in the execution of approximately 848,000 square feet of new leases, lease extensions and renewals in 2008, in the context of challenging market conditions,

•	providing key mentorship, guidance and support of leasing and acquisitions team members as they assume greater responsibilities and leadership for executing the company’s strategy, and

•	continuing to establish strong relationships with major life science companies with significant space requirements, including through lease renewals and expansions with existing tenants, the execution of leases with new tenants and the development of ties with prospective tenants.

Mr. Kreitzer.  Mr. Kreitzer, our Executive Vice President and General Counsel, served in such capacity at 50% of a full-time work schedule in 2008. Mr. Kreitzer oversaw the legal department in 2008, including the supervision of the Vice President, Legal and Vice President, Real Estate Counsel. Mr. Kreitzer also continues to serve as a member of the board of directors of the company, and provides his guidance and leadership with respect to the company’s long-term strategy.

In terms of corporate performance criteria, we achieved an FFO per diluted share of $1.82 for 2008. As adjusted for the company’s stock issuances in April 2008 and October 2008, the exchangeable notes repurchases in the fourth quarter of 2008, an ineffectiveness charge on certain forward-starting swaps and the retirement of an executive officer in the fourth quarter of 2008, we achieved an estimated FFO per diluted share of $1.93 for 2008, which was two cents above the mid-point of the guidance range of $1.91 disclosed in our third quarter 2007 earnings press release in November 2007. In addition, we achieved same property cash NOI year-over-year growth of 3.7% in the fourth quarter of 2008, which was 1.2% above the 2.5% targeted mid-point of the compensation committee’s two to three percent range.

The specific amounts of the bonuses awarded to our Named Executive Officers for the 2008 fiscal year are reflected in the Summary Compensation Table. The bonuses for Messrs. Gold and McDevitt were below the midpoint of the annual bonus ranges in their respective employment agreements, and Mr. Griffin’s bonus was slightly above the midpoint of the annual bonus range in his employment agreement. These bonuses for the 2008 fiscal year also were approximately 53%, 42% and 59% lower than the annual bonuses received for the 2007 fiscal year for Messrs. Gold, Griffin and McDevitt, respectively.

Long-Term Incentives — Restricted Stock and LTIP Unit Awards

Long-term incentive awards are designed to increase senior management’s stock ownership in BioMed, to directly align employee compensation with the interests of our stockholders and to encourage actions that maximize long-term stockholder value. Our long-term incentive awards generally vest over three to five years, thereby providing an incentive for the grantee to remain with BioMed, and dividends are paid on the entirety of the grant from the date of the grant.

The compensation committee has historically provided a set dollar amount of long-term equity incentive awards that may be granted to executives and other employees, which was established annually by the committee based on a variety of factors, including the number of executives and key employees, the previous year’s pool size, peer company pool allotments and the general performance of the company. The total equity incentive award pool available for the 2008 year-end grants was set by the compensation committee at ten million dollars. Executives are generally allocated 60% of the pool, while other key employees are allocated the remaining 40% of the pool. While the compensation committee can grant up to the amount authorized in the equity incentive award pool, the committee takes into consideration the individual and business unit performance measures, business environment, competitive salary environment and company performance and impact to determine grants, which may result in the compensation committee granting less than the authorized amount.

The compensation committee has determined that for future years it will base the size of the equity incentive award pool on the committee’s review of the company’s financial performance, with an emphasis on the company’s performance in generating cash flow available to pay dividends to its stockholders, in addition to the company’s absolute total stockholder performance and relative total stockholder performance, as described in “— Determination of Compensation Awards — Performance Measures — Corporate Performance — Corporate Performance as a Component of Long-Term Equity Incentive Determination.” The compensation committee believes that determining the growth of the equity incentive award plan based on stockholder performance is appropriate, because, as stated before, it further aligns the interests of our executives and employees with the long-term total return goals of our stockholders. The committee believes that the level of cash flow available to pay dividends to its stockholders is also an appropriate component of the pool calculation, as such cash flow represents a broader consideration of financial position and performance than other discrete financial metrics, and dividends represent real return of value to stockholders, are extensively reviewed and approved by the full board of directors and generally normalize for one-time events.

In determining the executive officers’ respective long-term incentive awards, the compensation committee primarily considers the corporate performance of the company, while also taking into consideration the respective individual performances of each of the executive officers and the respective business unit performances for each of Messrs. Griffin and McDevitt. The company’s corporate performance is measured by the absolute total stockholder return and relative stockholder return of the company, with each given equal weighting. In addition, the compensation committee may adjust the amounts of long-term incentive awards to avoid significant year-over-year fluctuations, to achieve targeted total compensation in light of salary levels and cash bonus awards, and to take into consideration peer company practices and the awards’ goals of long term performance and retention of highly talented executives.

BioMed’s absolute total stockholder return for 2008 was (45.5%), and the RMZ’s total stockholder return for 2008 was (38.0%). BioMed’s relative total stockholder return underperformed the RMZ’s total stockholder return by 7.5%.

For the 2008 fiscal year, in January 2009, Mr. Gold was granted 175,000 shares of restricted stock, Mr. Griffin was granted 90,000 shares of restricted stock, Mr. McDevitt was granted 60,000 shares of restricted stock, and Mr. Kreitzer was granted 3,000 shares of restricted stock. In total, the Named Executive Officers received $3.6 million of the $6.0 million available under the executive pool for 2008. These awards were based upon the compensation committee’s consideration of the foregoing factors, as well as the committee’s assessment of the economic environment, the company’s share price, the number and dollar value of prior equity awards granted to the executives, and the total compensation to the executives in absolute terms and with reference to the total compensation paid to similarly situated executives at the company’s peers. The awards vest at a rate of 25% per year for Messrs. Gold, Griffin and McDevitt and vest approximately one year after the date of grant for Mr. Kreitzer. The equity incentive awards granted to our Named Executive Officers in 2008 are reflected in the Grants of Plan-Based Awards table.

Equity Grant Practices

The annual awards of unvested restricted stock and LTIP units are typically granted to our executive officers at the compensation committee’s regularly scheduled meeting in the first quarter of each year. Such equity awards are effective upon grant. Board and committee meetings are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the company. We have not awarded any stock options.

Other Benefits

We provide benefits such as a 401(k) plan, medical, dental and life insurance and disability coverage for all of our employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including the executive officers, which are similar to those provided at comparable companies. In addition, under the terms of the executive officers’ employment agreements described below, we provide reimbursement for the premiums for long-term disability and life insurance policies and car allowances. We believe that our employee benefit plans are an appropriate element of compensation, are competitive within our peer group companies and are necessary to attract and retain employees.

Employment Agreements

In order to specify our expectations with regard to our executive officers’ duties and responsibilities and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our board of directors has approved and we have entered into employment agreements with each of our executive officers, which are described in more detail under “— Potential Payments Upon Termination or Change in Control” below.

Tax Deductibility of Executive Compensation

The compensation committee considers the anticipated tax treatment to the company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the committee’s control also can affect deductibility of compensation. The committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, the compensation committee has not adopted a policy that all compensation must be deductible.

Compensation Committee Report

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee of the board of directors of BioMed Realty Trust, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis contained in the proxy statement for the 2009 annual meeting of stockholders with management. Based on the committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2009 annual meeting of stockholders and in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement for the 2009 annual meeting of stockholders into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Edward A. Dennis, Ph.D., Chair
Barbara R. Cambon
Richard I. Gilchrist

Date of report: March 9, 2009

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our Named Executive Officers for the fiscal years ended December 31, 2008, 2007 and 2006.

				Stock	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Compensation(3)	Total

Alan D. Gold	2008	$472,500	$567,000	$1,012,091	$185,863	$2,237,454
Chairman and Chief Executive Officer	2007	450,000	1,203,527	1,040,875	156,077	2,850,479
	2006	420,000	765,748	1,201,145	96,000	2,482,893
R. Kent Griffin, Jr.	2008	313,500	351,120	644,265	158,291	1,467,176
President, Chief Operating Officer and	2007	298,500	606,466	766,732	125,058	1,796,756
Chief Financial Officer	2006	222,115	430,807	282,180	78,094	1,013,196
Gary A. Kreitzer	2008	157,500	—	513,501	88,491	759,492
Executive Vice President and	2007	150,000	303,555	576,499	96,726	1,126,780
General Counsel	2006	246,548	297,200	571,487	44,194	1,159,429
Matthew G. McDevitt	2008	313,500	250,800	796,960	164,831	1,526,091
Executive Vice President,	2007	298,500	609,798	761,770	144,989	1,815,057
Acquisitions and Leasing	2006	288,750	409,978	354,812	69,129	1,122,669
John F. Wilson, II	2008	313,500	—	1,370,048	141,952	1,512,000
Former Executive Vice President(4)	2007	298,500	612,077	632,162	113,160	1,655,899
	2006	288,750	397,200	538,157	48,140	1,272,247

(1)	The bonuses to our Named Executive Officers for the fiscal year ended December 31, 2007 were payable in a combination of vested LTIP units, shares of our common stock and cash, as set forth below:

	Dollar Value of	Dollar Value of
Name	LTIP Units(a)	Common Stock(a)	Cash	Total

Alan D. Gold	$229,275	—	$974,252	$1,203,527
R. Kent Griffin, Jr.	78,773	$78,750	448,943	606,466
Gary A. Kreitzer	43,755	—	259,800	303,555
Matthew G. McDevitt	140,026	—	469,772	609,798
John F. Wilson, II	129,527	—	482,550	612,077

(a)	Based on the closing market price of our common stock of $22.29 on January 30, 2008, the date of grant.

(2)	Amounts shown for stock awards reflect the dollar value recognized for financial statement purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R), including amounts related to restricted stock granted in prior years that were unvested at January 1, 2008, as further described in Notes 2 and 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The costs for awards disregard adjustments for forfeiture assumptions, and the costs for awards made prior to 2006 are determined in accordance with the modified prospective transition method under SFAS 123(R). Additional information regarding grants awarded in 2008 is presented in the Grants of Plan-Based Awards table below.

(3)	All other compensation for 2008 represents health, life and disability insurance premiums, 401(k) matching contributions, automobile allowances and dividends and distributions on unvested restricted stock and LTIP units (and excludes dividends and distributions on vested restricted stock and LTIP units), as follows:

				Dividends
				Paid on
		401(K)		Unvested
	Insurance	Matching	Automobile	Stock and	Total Other
Name	Premiums	Contributions(a)	Allowances	LTIP Units	Compensation

Alan D. Gold	$20,705	$7,750	$12,000	$145,408	$185,863
R. Kent Griffin, Jr.	22,357	7,750	9,000	119,184	158,291
Gary A. Kreitzer	8,840	4,723	4,500	70,428	88,491
Matthew G. McDevitt	22,374	7,750	9,000	125,707	164,831
John F. Wilson, II	21,240	7,750	9,000	103,962	141,952

(a)	We established and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees, including our executive officers, which became effective as of January 1, 2005. The plan allows eligible employees to defer, within prescribed limits, up to 100% of their compensation on a pre-tax basis through contributions to the plan. We currently match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial 6% tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants.

(4)	Mr. Wilson retired from his position as Executive Vice President of BioMed on December 31, 2008.

Grants of Plan-Based Awards

The table below provides information about restricted stock and LTIP unit awards granted to our Named Executive Officers during the fiscal year ended December 31, 2008.

			Grant Date Fair
		All Other Stock Awards: Number	Value of Stock
	Grant Date	of Shares of Stock or Units(1)	Awards(2)

Alan D. Gold	1/30/08	57,500	$1,281,675
R. Kent Griffin, Jr.	1/30/08	42,763	953,187
Gary A. Kreitzer	1/30/08	11,879	264,783
Matthew G. McDevitt	1/30/08	38,012	847,287
John F. Wilson, II	1/30/08	35,161	783,739

(1)	10,286 LTIP unit awards for Mr. Gold, 3,534 LTIP unit awards and 3,533 shares of restricted stock for Mr. Griffin, 1,963 LTIP unit awards for Mr. Kreitzer, 6,282 LTIP unit awards for Mr. McDevitt and 5,811 LTIP unit awards for Mr. Wilson vested on the date of grant. The remaining equity awards granted vest at a rate of 20% per year. We entered into an Employment Transition and Consulting Agreement with Mr. Wilson effective as of December 31, 2008 in connection with his retirement, under which Mr. Wilson’s remaining 73,725 unvested LTIP unit awards vested on December 31, 2008.

(2)	This column has been calculated by multiplying the closing market price of our common stock on the grant date for the respective forfeitable LTIP unit awards and restricted stock awards by the number of units or shares awarded, in accordance with SFAS 123R. The closing market price on January 30, 2008 was $22.29.

Employment Agreements

Except as provided below, all of the employment agreements with our executive officers contain substantially similar terms. We believe that the employment agreements offer competitive terms and are appropriate to attract and retain individuals at the executive officer level.

We entered into employment agreements, effective as of August 6, 2004, with Messrs. Gold, Kreitzer, McDevitt and Wilson and an employment agreement, effective as of March 27, 2006, with Mr. Griffin. On December 14, 2007, we entered into amended and restated employment agreements with Messrs. Gold, Griffin, Kreitzer, McDevitt and Wilson, all of which were further amended on December 15, 2008. The primary purpose of the amendments to the amended and restated employment agreements is to reflect the promotion of Mr. Griffin to President, Chief Operating Officer and Chief Financial Officer and the relinquishment of the title of President by Mr. Gold that occurred on December 15, 2008, and to ensure that certain payments to be made pursuant to the employment agreements will be exempt from or comply with the requirements of Section 409A of the Code. In addition, the amendment to Mr. Kreitzer’s amended and restated employment agreement provided that Mr. Kreitzer would receive an annual base salary of $100,000 commencing on January 1, 2009. In connection with his retirement, we entered into an Employment Transition and Consulting Agreement with Mr. Wilson, under which his employment agreement was terminated effective as of December 31, 2008.

The employment agreements provide for Mr. Gold to serve as our Chairman and Chief Executive Officer, Mr. Griffin to serve as our President, Chief Operating Officer and Chief Financial Officer, Mr. Kreitzer to serve as our Executive Vice President and General Counsel, and Mr. McDevitt to serve as our Executive Vice President, Acquisitions and Leasing. These employment agreements require Messrs. Gold, Griffin, Kreitzer and McDevitt, as applicable, to devote such attention and time to our affairs as is necessary for the performance of their duties (provided that, in the case of Mr. Kreitzer, he is not required to devote more than 50% of a full-time work schedule), but also permit them to devote time to their outside business interests consistent with past practice. Under the employment agreements with Messrs. Gold and Kreitzer, we will use our best efforts to cause Mr. Gold to be nominated and elected as Chairman of our board of directors and Mr. Kreitzer to be nominated and elected as a member of our board of directors.

Each of the employment agreements with Messrs. Gold, Griffin, Kreitzer and McDevitt has a term of one year and provides for automatic one-year extensions thereafter, unless either party provides at least six months’ notice of non-renewal.

The employment agreements provide for:

•	initial annual base salaries, subject to annual increases based on increases in the consumer price index and further increases in the discretion of our board of directors or the compensation committee of our board of directors,

•	eligibility for annual cash performance bonuses, based on the satisfaction of performance goals established by our board of directors or the compensation committee of our board of directors,

•	participation in other incentive, savings and retirement plans applicable generally to our senior executives,

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives,

•	payment of the premiums for a long-term disability insurance policy which will provide benefits equal to at least 60% of an executive’s annual base salary,

•	payment of the premiums for a $1 million term life insurance policy, and

•	monthly payments of $750 ($1,000 in the case of Mr. Gold and $375 in the case of Mr. Kreitzer) for an automobile allowance.

Each executive, other than Mr. Kreitzer, has a minimum annual cash bonus equal to 50% of base salary. Mr. Gold’s annual cash bonus may be up to 200% of his base salary. Messrs. Griffin and McDevitt may have annual cash bonuses up to 150% of their base salary.

The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	an amount, which we refer to as the severance amount, equal to the sum of the then-current annual base salary plus average bonus over the prior three years, multiplied by:

•	with respect to Messrs. Gold, Griffin and Kreitzer, three, or

•	with respect to Mr. McDevitt, one,

50% of which amount shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable, and the remaining 50% of which amount will be paid in a lump sum on March 1 of the year following the calendar year when the termination occurs,

•	an amount equal to the premiums for long-term disability insurance and life insurance for 12 months, which shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable,

•	health benefits for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer,

•	up to $15,000 worth of outplacement services at our expense, and

•	100% of the unvested stock options held by the executive will become fully exercisable and 100% of the unvested restricted stock held by such executive will become fully vested.

Under the employment agreements, we agree to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment.

Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within one year after a “change in control” (as defined in the applicable employment agreement), then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason. However, the severance amount shall be paid in a lump sum.

Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries, will receive:

•	an amount equal to the then-current annual base salary,

•	health benefits for the executive and/or his eligible family members for 12 months following the executive’s termination of employment, and

•	in the event the executive’s employment is terminated as a result of his disability, we will pay, in a single lump sum payment, an amount equal to 12 months of premiums on the long-term disability and life insurance policies described above.

The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and non-solicitation provisions, which apply during the term of the employment agreements and for any period thereafter during which the executive is receiving payments from us.

2004 Incentive Award Plan

We have adopted the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P., which is described above under Proposal 3.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information about outstanding equity awards for each of our Named Executive Officers as of December 31, 2008.

	Stock Awards
	Number of Shares of	Market Value of Shares
	Stock or Units That	of Stock or Units That
Name	Have Not Vested(1)	Have Not Vested(2)

Alan D. Gold	101,589	$1,190,623
R. Kent Griffin, Jr.	84,446	989,707
Gary A. Kreitzer	48,666	570,366
Matthew G. McDevitt	89,230	1,045,776
John F. Wilson, II(3)	—	—

(1)	The equity awards granted vest over three to five years.

(2)	Market value has been calculated as the closing market price of our common stock at December 31, 2008 of $11.72, multiplied by the outstanding unvested restricted stock or LTIP unit awards for each Named Executive Officer.

(3)	We entered into an Employment Transition and Consulting Agreement with Mr. Wilson effective as of December 31, 2008 in connection with his retirement, under which Mr. Wilson’s remaining 73,725 unvested LTIP unit awards vested on December 31, 2008.

Stock Vested

The table below provides information about restricted stock and LTIP unit vesting for each of our Named Executive Officers during the fiscal year ended December 31, 2008, except that it does not include restricted stock and LTIP units that vested on January 1, 2008 and instead includes restricted stock and LTIP units that vested on January 1, 2009. Restricted stock and LTIP units that vested on January 1, 2008 are reported in our 2008 proxy statement.

	Stock and Unit Awards
	Number of Shares or
	Units Acquired on	Value Realized on
Name	Vesting(1)	Vesting(2)

Alan D. Gold	37,567	$440,285
R. Kent Griffin, Jr.	23,388	274,107
Gary A. Kreitzer	18,233	213,691
Matthew G. McDevitt	28,846	338,075
John F. Wilson, II(3)	73,725	864,057

(1)	This column represents the aggregate of equity grants from August 6, 2004 through December 31, 2008 to the Named Executive Officers that vested on January 1, 2009. Restricted stock and LTIP units that vested on January 1, 2008 are reporting in our 2008 proxy statement.

(2)	This column represents the value as calculated by multiplying the closing market price of our common stock at December 31, 2008 of $11.72, by the number of shares that vested.

(3)	We entered into an Employment Transition and Consulting Agreement with Mr. Wilson effective as of December 31, 2008 in connection with his retirement, under which Mr. Wilson’s remaining 73,725 unvested LTIP unit awards vested on December 31, 2008.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that each of our Named Executive Officers would be entitled to receive under his existing employment agreement with the company upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2008, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company. In the event of a termination by the company for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table. In connection with his retirement, we entered into an Employment Transition and Consulting Agreement with Mr. Wilson, under which his employment agreement was terminated effective as of December 31, 2008.

			Termination
		Termination	w/o Cause or
		w/o Cause or	for Good
		for Good	Reason (in
		Reason (apart	connection
		from Change-	with Change-
Name	Benefit	in-Control)(1)	in-Control)(1)	Death	Disability(2)

Alan D. Gold	Severance Payment	$3,953,775	$3,953,775	$472,500	$472,500
	Accelerated Equity Award Vesting(3)	1,190,623	1,190,623	—	—
	Medical Benefits(4)	24,258	24,258	16,172	16,172
	Long-Term Disability Benefits(5)	950	950	—	950
	Life Insurance Benefits(5)	5,930	5,930	—	5,930
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up(6)	—	—	—	—

Total Value:		$5,190,536	$5,190,536	$488,672	$495,552

R. Kent Griffin, Jr.	Severance Payment	$2,328,893	$2,328,893	$313,500	$313,500
	Accelerated Equity Award Vesting(3)	989,707	989,707	—	—
	Medical Benefits(4)	23,852	23,852	15,901	15,901
	Long-Term Disability Benefits(5)	8,345	8,345	—	8,345
	Life Insurance Benefits(5)	80	80	—	80
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up(6)	—	1,099,433	—	—

Total Value:		$3,365,877	$4,465,310	$329,401	$337,826

Gary A. Kreitzer	Severance Payment	$1,073,255	$1,073,255	$157,500	$157,500
	Accelerated Equity Award Vesting(3)	570,366	570,366	—	—
	Medical Benefits(4)	11,903	11,903	7,935	7,935
	Long-Term Disability Benefits(5)	715	715	—	715
	Life Insurance Benefits(5)	80	80	—	80
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up(6)	—	—	—	—

Total Value:		$1,671,318	$1,671,318	$165,435	$166,230

Matthew G. McDevitt	Severance Payment	$737,025	$737,025	$313,500	$313,500
	Accelerated Equity Award Vesting(3)	1,045,776	1,045,776	—	—
	Medical Benefits(4)	22,785	22,785	15,190	15,190
	Long-Term Disability Benefits(5)	7,864	7,864	—	7,864
	Life Insurance Benefits(5)	765	765	—	765
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up(6)	—	—	—	—

Total Value:		$1,829,215	$1,829,215	$328,690	$337,319

(1)	In the event the executive’s employment is terminated without cause or for good reason, other than within one year after a change in control, 50% of the severance payment will be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable and the remaining 50% will be paid in a lump sum on March 1 of the year following the calendar year during which the termination occurs. If the executive’s employment is terminated without cause or for good reason within one year after a change in control, the severance payment is paid in a single lump sum. The severance payment is an amount equal to the sum of the then-current annual base salary plus average bonus over the prior three years (or such lesser number of years as the executive has been employed by us), multiplied by (a) with respect to Messrs. Gold, Kreitzer and Griffin, three, or (b) with respect to Mr. McDevitt, one. The calculations in the table are based on the annual base salary on December 31, 2008 and an averaging of the bonuses paid in 2007, 2008 and 2009.

(2)	This column assumes permanent disability (as defined in the existing employment agreements) for each executive at December 31, 2008.

(3)	For purposes of this calculation, each executive’s total unvested equity awards, including restricted stock and LTIP units, on December 31, 2008 are multiplied by the closing market price of our common stock at December 31, 2008 of $11.72.

(4)	If the executive’s employment is terminated without cause or for good reason, this figure represents the amount needed to pay for health benefits for the executive and his eligible family members for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination. If the executive’s employment is terminated by reason of the executive’s death or disability, this figure represents the amount needed to pay for health benefits for the executive and his eligible family members for 12 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination.

(5)	Represents the amount needed to pay, in a single lump sum, for premiums for long-term disability and life insurance for 12 months at the levels in effect for each executive officer as of December 31, 2008.

(6)	Under the employment agreement of each executive, we agree to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount and we will not be required to make the gross-up payment.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information for BioMed as of December 31, 2008.

Number of
Securities Remaining
	Number of		Available for
	Securities to		Future Issuance
	Be Issued		under Equity
	upon Exercise	Weighted-Average	Compensation Plans
	of Outstanding	Exercise Price of	(excluding securities
	Options, Warrants	Outstanding Options,	reflected in
Plan Category	and Rights	Warrants and Rights	column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	—	795,879
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	795,879

Audit Committee Report

The audit committee of the board of directors of BioMed Realty Trust, Inc., a Maryland corporation, oversees BioMed’s financial accounting and reporting processes and the audits of the financial statements of BioMed. All committee members satisfy the definition of independent director set forth in the listing standards of the New York Stock Exchange. The board of directors adopted a written charter for the audit committee on August 6, 2004, a copy of which is available on BioMed’s website at www.biomedrealty.com.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

BioMed’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. KPMG LLP met with the committee and expressed its judgment as to the quality, not just the acceptability, of BioMed’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required under Statement on Accounting Standards No. 114 (The Auditor’s Communication with Those Charged with Governance) or the Codification of Statements on Auditing Standards, AU Section 380. In addition, KPMG LLP discussed the auditors’ independence from BioMed and from BioMed’s management and delivered to the audit committee the written disclosures and the letter satisfying the applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the audit committee concerning independence.

The committee discussed with BioMed’s independent registered public accounting firm the overall scope and plan of its audit. The committee meets with the independent registered public accounting firm, with and without our management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the committee has recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

M. Faye Wilson, Chair
Barbara R. Cambon
Richard I. Gilchrist

Date of report: February 13, 2009

RELATED PARTY TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our audit committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the audit committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, or any successor provision, as then in effect, except that the $120,000 threshold stated therein shall be deemed to be $60,000.

Formation Transactions and Contribution of Properties

BioMed Realty Trust, Inc. was formed as a Maryland corporation on April 30, 2004. We also formed our operating partnership, BioMed Realty, L.P., as a Maryland limited partnership on April 30, 2004. In connection with our initial public offering in August 2004, we acquired interests in six properties through our operating partnership that were previously owned by limited partnerships and a limited liability company in which Messrs. Gold, Kreitzer, McDevitt and Wilson, entities affiliated with them, and private investors and tenants who are not affiliated with them owned interests.

Contribution Agreements

We received the interests in the properties contributed by our executive officers and their affiliates under contribution agreements with the individuals or entities that held those interests. Under the contribution agreements we agreed that if our operating partnership directly or indirectly sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in the properties contributed by our executive officers and their affiliates before the tenth anniversary of the completion of our initial public offering, then our operating partnership will indemnify each contributor for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the indemnification period. These tax indemnities do not apply to the disposition of a restricted property under certain circumstances.

We have also agreed for a period of ten years following the date of our initial public offering to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt, some of which must be property specific, to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt.

Redemption or Exchange of the Limited Partnership Units in our Operating Partnership

As of October 1, 2005, limited partners of our operating partnership, including Messrs. Gold, Kreitzer, McDevitt and Wilson, have the right to require our operating partnership to redeem all or a part of their units for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock in exchange for such units, subject to certain ownership limits set forth in our charter. As of March 11, 2009, the limited partners of our operating partnership held units exchangeable for an aggregate of 2,795,364 shares of our common stock, assuming the exchange of units into shares of our common stock on a one-for-one basis.

Other Benefits to Related Parties

Messrs. Gold, Kreitzer and Wilson have agreed to indemnify the lenders of the debt on the contribution properties for certain losses incurred by the lender as a result of breaches by the borrowers of the loan documents. In connection with our initial public offering, we agreed to indemnify Messrs. Gold, Kreitzer and Wilson against any payments they may be required to make under such indemnification agreements. However, our indemnification obligation will not be effective with respect to losses relating to a breach of the environmental representations and warranties made to our operating partnership by Messrs. Gold, Kreitzer and Wilson in their respective contribution agreements. For losses relating to such breaches, Messrs. Gold, Kreitzer and Wilson have agreed to indemnify our operating partnership.

We have entered into a registration rights agreement with the limited partners in our operating partnership to provide registration rights to holders of common stock to be issued upon redemption of their units. Pursuant to the registration rights agreement, in the fourth quarter of 2005, we filed and caused to become effective a registration statement on Form S-3 for the registration of the common stock to be issued upon redemption of the units, which expired in the fourth quarter of 2008. Prior to that registration statement’s expiration, we filed and caused to become effective a new registration statement on Form S-3 for the registration of the common stock to be issued upon redemption of the units.

GENERAL

Independent Registered Public Accounting Firm

Audit and Non-Audit Fees.  The aggregate fees billed to us by KPMG LLP, our independent registered public accounting firm, for the indicated services for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007

Audit Fees(1)	$997,200	$987,763
Audit Related Fees(2)	68,000	126,350
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$1,065,200	$1,114,113

(1)	Audit Fees consist of fees for professional services performed by KPMG LLP for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, services in connection with securities offerings and the filing of our registration statements on Forms S-11 and S-3, and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit Fees also include fees for professional services rendered for the audits of (a) management’s assessment of the effectiveness of internal control over financial reporting and (b) the effectiveness of internal control over financial reporting.

(2)	Audit related fees consist of fees for professional services performed by KPMG LLP for the audit of joint venture financial statements.

(3)	Tax Fees consist of fees for professional services performed by KPMG LLP with respect to tax compliance, tax advice and tax planning. Certain other tax fees not included in the table were paid to Ernst & Young LLP, who is not our independent registered public accounting firm.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee or a designated audit committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the audit committee or a designated audit committee member. Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of such forms received by us and the written representations of the reporting persons, we believe that no reporting persons known to us were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during 2008.

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2010 must be received by us no later than December 15, 2009, in order to be included in our proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals and the requirements contained in our bylaws in order to be included in the proxy statement. A stockholder who wishes to make a nomination or proposal at the 2010 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must, in accordance with our current bylaws, notify us between November 15, 2009 and December 15, 2009. If the stockholder fails to give timely notice as required by our bylaws, the nominee or proposal will be excluded from consideration at the meeting. In addition, our bylaws include other requirements for nomination of candidates for director and proposals of other business.

Annual Report

We sent a Notice of Internet Availability and provided access to our annual report over the Internet to stockholders of record on or about April 14, 2009. The annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

If any person who was a beneficial owner of our common stock on the record date for the annual meeting of stockholders desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of BioMed at such date. Requests should be directed to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement, annual report and Notice of Internet Availability to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement, annual report and Notice of Internet Availability. If you would like to opt out of this practice for future mailings and receive separate proxy statements, annual reports and Notices of Internet Availability for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement, annual report or Notice of Internet Availability without charge by sending a written request to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary, or by telephone at (858) 485-9840. We will promptly send additional copies of the proxy statement, annual report or Notice of Internet Availability upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement, annual report or Notice of Internet Availability can request delivery of a single copy of the proxy statement, annual report or Notice of Internet Availability by contacting their broker, bank or other intermediary or sending a written request to BioMed Realty Trust, Inc. at the address above.

Other Matters

Our board of directors does not know of any matter to be presented at the annual meeting which is not listed on the notice of annual meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

BENEFICIAL STOCKHOLDERS ARE URGED TO AUTHORIZE A PROXY BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE. ALL STOCKHOLDERS WHO RECEIVED PROXY MATERIALS BY MAIL ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE.

By Order of the Board of Directors

Jonathan P. Klassen
Secretary

Dated: April 14, 2009

APPENDIX A

2009 AMENDMENT AND RESTATEMENT OF THE
BIOMED REALTY TRUST, INC.
BIOMED REALTY, L.P.
2004 INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

The purpose of the BioMed Realty Trust, Inc. and BioMed Realty, L.P. 2004 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), and BioMed Realty, L.P., a Maryland limited partnership (the “Partnership”), by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for performance to generate returns to Company stockholders. The Plan is further intended to provide flexibility to the Company and the Partnership in their ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s and the Partnership’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” means the Board or a committee of the Board as described in Article 12.

2.2 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Dividend Equivalents award, a Stock Payment award, a Restricted Stock Unit award, an Other Stock-Based Award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.3 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means and includes each of the following:

(a) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 20% or more of the combined voting power of the Company’s then outstanding voting securities, other than

(i) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(iii) an acquisition of voting securities pursuant to a transaction described in subsection (c) below that would not be a Change in Control under subsection (c).

Notwithstanding the foregoing, neither of the following events shall constitute an “acquisition” by any person or group for purposes of this subsection (a): (1) a change in the voting power of the Company’s voting securities based on the relative trading values of the Company’s then outstanding securities as determined pursuant to the Company’s Articles of Incorporation, or (2) an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 20% or more of the combined voting power of the Company’s then outstanding voting securities;

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose appointment, election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, in each case, other than a transaction

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which more than 50% of the members of the board of directors of the Successor Entity are members of the Incumbent Board at the time of the Board’s approval of the agreement providing for the transaction or other action of the Board approving the transaction, and

(iii) after which no person or group beneficially owns voting securities representing 20% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this paragraph (iii) as beneficially owning 20% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) the Company’s stockholders approve a liquidation or dissolution of the Company.

For purposes of subsection (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means the committee of the Board described in Article 12.

2.8 “Company Consultant” means any consultant or adviser if:

(a) The consultant or adviser renders bona fide services to the Company or any Company Subsidiary;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) The consultant or adviser is a natural person who has contracted directly with the Company or any Company Subsidiary to render such services.

2.9 “Company Employee” means any employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any entity which is then a Company Subsidiary.

2.10 “Company Subsidiary” means (i) any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder, (ii) any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company, or (iii) any partnership or limited liability company of which 50% or more of the capital and profits interest is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries; provided, however, that “Company Subsidiary” shall not include the Partnership or any Partnership Subsidiary.

2.11 “Consultant” means any Company Consultant or any Partnership Consultant.

2.12 “Covered Employee” means an Employee who is, or is likely to become, a “covered employee” within the meaning of Section 162(m)(3) of the Code.

2.13 “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as it may be amended from time to time.

2.14 “Dividend Equivalents” means a right granted to a Participant pursuant to Article 8 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.15 “Effective Date” shall have the meaning set forth in Section 13.1.

2.16 “Eligible Individual” means any person who is a member of the Board, a Consultant or an Employee, as determined by the Administrator.

2.17 “Employee” means any Company Employee or Partnership Employee.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.19 “Fair Market Value” means, as of any date, the value of Stock determined as follows:

(a) If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date of determination (or the last trading date prior to the date of determination, if the Stock does not trade on the date of determination) as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on the date of determination (or the last trading date prior to the date of determination if the Stock does not trade on the date of determination) as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

2.20 “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

2.21 “Independent Director” means a member of the Board who is not a Company Employee or a Partnership Employee.

2.22 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

2.23 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.24 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.25 “Other Stock-Based Award” means an Award granted or denominated in Stock or units of Stock pursuant to Section 8.4 of the Plan or denominated in other equity interests, including, without limitation, equity interests of the Partnership, such as partnership profits interests, that are convertible or exchangeable into Stock.

2.26 “Participant” means any Eligible Individual who, as a member of the Board, a Consultant or an Employee, has been granted an Award pursuant to the Plan.

2.27 “Partnership Agreement” means the Agreement of Limited Partnership of BioMed Realty, L.P., dated as of April 30, 2004, as the same may be amended, modified or restated from time to time.

2.28 “Partnership Consultant” means any consultant or adviser if:

(a) The consultant or adviser renders bona fide services to the Partnership or any Partnership Subsidiary;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) The consultant or adviser is a natural person who has contracted directly with the Partnership or any Partnership Subsidiary to render such services.

2.29 “Partnership Employee” means any employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership or any entity which is then a Partnership Subsidiary.

2.30 “Partnership Subsidiary” means (i) any entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Partnership, or (ii) any partnership or limited liability company of which 50% or more of the capital and profits interest is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries.

2.31 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Articles 6 and 8, but which is subject to the terms and conditions set forth in Article 9.

2.32 “Performance Bonus Award” has the meaning set forth in Section 8.5.

2.33 “Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period.

(a) The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on net assets, return on stockholders’ equity, return on sales, gross or net profit margin, working capital, earnings per share, price per share of Stock, and funds from operations, in each case as determined according to U.S. generally accepted accounting principles (GAAP) or in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts in its March 1995 White Paper (as amended in November 1999 and April 2002, and as further amended from time to time), any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group or on a same-property basis. The Administrator shall, within the time prescribed by Section 162(m) of the

Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Qualified Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.34 “Performance Goals” means, for a Performance Period, the goals established in writing by the Administrator for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division or other operational unit.

2.35 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.36 “Plan” means this BioMed Realty Trust, Inc. and BioMed Realty, L.P. 2004 Incentive Award Plan, as it may be amended from time to time.

2.37 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.38 “REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

2.39 “Restatement Effective Date” shall have the meaning set forth in Section 13.1.

2.40 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.41 “Restricted Stock Unit” means an Award granted pursuant to Section 8.3.

2.42 “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

2.43 “Stock” means the common stock of the Company, par value $0.01 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 11.

2.44 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value of such number of shares of Stock on the date the SAR was granted as set forth in the applicable Award Agreement.

2.45 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.2.

2.46 “Subsidiary” means any Company Subsidiary or Partnership Subsidiary.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 11 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be 5,340,000 shares. Other Stock-Based Awards which are denominated in Partnership units, shall count against the number of shares of Stock available for issuance under the Plan only to the extent that such Partnership unit is convertible into shares of Stock and on the same basis as the conversion ratio applicable to the Partnership Unit.

(b) To the extent that an Award terminates, expires, or lapses for any reason, or an Award is settled in cash without the delivery of shares of Stock to the Participant, then any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Stock forfeited or repurchased by the Company under Section 6.3 shall again be available for Awards. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company, the Partnership or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. Notwithstanding the foregoing, Other Stock-Based Awards covering units in the Partnership shall, to the extent such Partnership units are convertible into Stock, reduce the maximum aggregate number of shares of Stock that may be issued under this Plan, or to any one Participant pursuant to Section 3.3, on the same basis as such Partnership unit is convertible into Stock, i.e., each such unit shall be treated as an equivalent award of Stock. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

3.2 Stock Distributed.  Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during a rolling three-year period (measured retrospectively from the date of any grant) shall be 1,500,000.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility.  Persons eligible to participate in this Plan include Employees, Consultants and all members of the Board, as determined by the Administrator.

4.2 Participation.  Subject to the provisions of the Plan, the Administrator may, from time to time, select from among all Eligible Individuals those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE 5

STOCK OPTIONS

5.1 General.  The Administrator is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price.  The exercise price per share of Stock subject to an Option shall be determined by the Administrator and set forth in the Award Agreement; provided that the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

(b) Time and Conditions of Exercise.  The Administrator shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Administrator shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Evidence of Grant.  Each Option grant shall be evidenced by an Award Agreement that shall specify the exercise price for the Option, the term of the Option, the number of shares of Stock to which the Option pertains, and such other provisions as the Administrator shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

5.2 Incentive Stock Options.  Incentive Stock Options may be granted only to employees (as defined in accordance with Section 3401(c) of the Code) of the Company or a Company Subsidiary which constitutes a “subsidiary corporation” of the Company within Section 424(f) of the Code and any applicable regulations promulgated thereunder, and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 5.2:

(a) Expiration of Option.  Subject to Section 5.2(c), an Incentive Stock Option may not be exercised to any extent by anyone after the first to occur of the following events; provided, however, that the Administrator may, prior to the expiration of the Incentive Stock Option under the circumstances described in paragraphs (ii), (iii) or (iv) below, provide in writing that the Option will expire on a later date, but if the expiration date of an Incentive Stock Option is so extended, it will automatically become a Non-Qualified Stock Option:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(ii) Three months after termination of the Participant’s employment for any reason other than the Participant’s Disability or death.

(iii) One year after the termination of the Participant’s employment on account of Disability or death.

(iv) One year after the Participant’s death if the Participant dies while employed or during the three-month period described in paragraph (ii) or during the one-year period described in paragraph (iii) and before the Option otherwise expires.

Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(b) Individual Dollar Limitation.  The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c) Ten Percent Owners.  An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company or any “subsidiary corporation” of the Company or “parent corporation” of the Company (each within the meaning of Section 424 of the Code) only if such Option is granted at an exercise price per share that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d) Transfer Restriction.  An Incentive Stock Option shall not be transferable by the Participant other than by will or by the laws of descent or distribution.

(e) Expiration of Incentive Stock Options.  No Award of an Incentive Stock Option may be made pursuant to this Plan after the Expiration Date.

(f) Right to Exercise.  During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

5.3 Substitution of Stock Appreciation Rights.  The Administrator may provide in the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option, subject to the provisions of Sections 7.3 and 14.1 hereof; provided that such Stock Appreciation Right shall be exercisable for the same number of shares of Stock for which such substituted Option would have been exercisable.

5.4 Paperless Exercise.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Options by a Participant may be permitted through the use of such an automated system.

5.5  Partial Exercise.  An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

5.6 Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 10.6 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full payment of the exercise price and applicable withholding taxes to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 10.1 and 10.2.

ARTICLE 6

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock.  The Administrator is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Awards of Restricted Stock shall be evidenced by a written Restricted Stock Award Agreement. The Administrator shall determine the mechanism for the transfer of the Restricted Stock and payment therefor in the case of Awards to Partnership Employees or Partnership Consultants, and any forfeiture or repurchase of such Restricted Stock pursuant to Section 6.3.

6.2 Issuance and Restrictions.  Restricted Stock shall be subject to such repurchase restrictions, forfeiture restrictions, restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances or installments or otherwise as the Administrator determines at the time of the grant of the Award or thereafter.

Alternatively, these restrictions may lapse pursuant to the satisfaction of one or more Performance Goals or other specific performance goals as the Administrator determines to be appropriate at the time of the grant of the Award or thereafter, in each case on a specified date or dates or over any period or periods determined by the Administrator.

6.3 Repurchase or Forfeiture.  Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited or subject to repurchase by the Company under such terms as the Administrator shall determine; provided, however, that the Administrator may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

6.5 Automatic Grants to Independent Directors.  During the term of the Plan:

(a) A person who is initially elected to the Board and who is an Independent Director at the time of such initial election automatically shall be granted 2,000 shares of Restricted Stock (subject to adjustment as provided in Article 11) on the date of such initial election.

(b) Each Independent Director shall be granted 2,000 shares of Restricted Stock (subject to adjustment as provided in Article 11) on the date of each annual meeting of the Company’s stockholders other than the annual meeting at which the Independent Director first receives an award of Restricted Stock pursuant to paragraph (a) above.

(c) The purchase price per share of any awards of Restricted Stock pursuant to this Section 6.5 shall be the par value per share of the Stock. Awards of Restricted Stock pursuant to this Section 6.5 shall be subject to a repurchase restriction in favor of the Company in the event of an Independent Director’s termination of service as a Director for any reason. Such repurchase restriction shall lapse on the first anniversary of the date of issuance of such Restricted Stock, subject to an Independent Director’s continued service as a Director on such date.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.  A Stock Appreciation Right may be granted to any Eligible Individual selected by the Administrator. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement (including, without limitation, in the case of Awards to Partnership Employees or Partnership Consultants, the mechanism for the transfer of rights under such Awards).

7.2 Value of Stock Appreciation Right.  A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 7.3 below, the exercise price per share of Stock subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

7.3 Stock Appreciation Right Vesting.  The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Participant shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests. No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

7.4 Manner of Exercise.  All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 7.4 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

7.5 Payment.  Payment of the amounts determined under Section 7.2 shall be in cash, shares of Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 8

OTHER TYPES OF AWARDS

8.1 Dividend Equivalents.

(a) Any Eligible Individual selected by the Administrator may be granted Dividend Equivalents based on the dividends on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. The Administrator shall specify the mechanism for the transfer of the Stock pursuant to a Dividend Equivalent Award in the case of Awards to Partnership Employees or Partnership Consultants.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or any Award which vests based on satisfaction of performance criteria (whether or not such criteria satisfy the requirements of Performance Criteria or such Award is a Performance Based Award), unless and until such Award vests.

8.2 Stock Payments.  Any Eligible Individual selected by the Administrator may receive Stock Payments in the manner determined from time to time by the Administrator; provided, that unless otherwise determined by the Administrator such Stock Payments shall be made in lieu of base salary, bonus, or other cash compensation otherwise payable to such Participant. The number of shares shall be determined by the Administrator and may be based upon the Performance Goals or other specific performance goals determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall specify the mechanism for the transfer of the Stock pursuant to a Stock Payment Award and payment therefor, if applicable, in the case of Awards to Partnership Employees or Partnership Consultants.

8.3 Restricted Stock Units.  The Administrator is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. Alternatively, Restricted Stock Units may become fully vested and nonforfeitable pursuant to the satisfaction of one or more Performance Goals or other specific performance goals as the Administrator determines to be appropriate at the time of the grant of the Restricted Stock Units or thereafter, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the shares of Stock underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable share of Stock for each vested and nonforfeitable Restricted Stock Unit. The Administrator shall specify the purchase price, if any, to be paid by the Participant to the Company for such shares of Stock pursuant to Restricted Stock Unit Awards and the mechanism for the transfer of the Stock and payment therefor in the case of Awards to Partnership Employees or Partnership Consultants.

8.4 Other Stock-Based Awards.  Any Eligible Individual selected by the Administrator may be granted one or more Awards that provide such Eligible Individual with shares of Stock or other equity interests or the right to purchase shares of Stock or other equity interests or that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in shares of Stock or other equity interests and which may be linked to any one or more of the Performance Goals or other specific performance goals determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall specify the mechanism for the transfer of the Stock or other equity interests pursuant to Other Stock-Based Awards and payment therefor in the case of Awards to Partnership Employees or Partnership Consultants.

8.5 Performance Bonus Awards.  Any Eligible Individual selected by the Administrator may be granted one or more Performance-Based Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9. The maximum amount of any Performance Bonus Award payable to a Covered Employee with respect to any fiscal year of the Company shall not exceed $1,500,000.

8.6 Term.  Except as otherwise provided herein, the term of any Award of Dividend Equivalents, Stock Payments, Restricted Stock Units, Other Stock-Based Awards or Performance Bonus Awards shall be set by the Administrator in its discretion.

8.7 Exercise or Purchase Price.  The Administrator may establish the exercise or purchase price, if any, of any Award of Stock Payments, Restricted Stock Units or Other Stock-Based Award; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.8 Award Agreement.  All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Administrator and shall be evidenced by a written Award Agreement.

ARTICLE 9

PERFORMANCE-BASED AWARDS

9.1 Purpose.  The purpose of this Article 9 is to provide the Administrator the ability to qualify Awards other than Options and Stock Appreciation Rights and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Administrator, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Administrator may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability.  This Article 9 shall apply only to those Covered Employees selected by the Administrator to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 and 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Administrator shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company, the Partnership or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

9.5 Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10

PROVISIONS APPLICABLE TO AWARDS

10.1 Payment.  The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) shares of Stock (including, in the case of payment of the exercise price of an Award, shares of Stock issuable pursuant to the exercise of the Award) or shares of Stock held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2 Tax Withholding.  The Company, the Partnership or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the surrender of shares of Stock). The number of shares of Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3 Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.4 Award Agreement.  Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.5 Limits on Transfer.  No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, the Partnership or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company, the Partnership or a Subsidiary. Except as otherwise provided by the Administrator, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Administrator by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Administrator, pursuant to such conditions and procedures as the Administrator may establish. Any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company, the Partnership or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

10.6 Beneficiaries.  Notwithstanding Section 10.5, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Administrator.

10.7 Stock Certificates.  Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

10.8 Transfer of Shares to a Partnership Employee, Partnership Consultant or Partnership Director.  As soon as practicable after the Company issues shares of Stock with respect to which an Award (which was issued to and is held by a Partnership Employee, Partnership Consultant or Partnership Director in such capacity), then, with respect to each such Award:

(a) The Company shall sell to the Partnership the number of shares equal to the number of shares deliverable with respect to such Award. The price to be paid by the Partnership to the Company for such shares shall be an amount equal to the product of (x) the number of shares multiplied by (y) the Fair Market Value of a share of Stock at the time of exercise or delivery less the amount paid by the Participant for such shares, if anything, pursuant to Section 10.1; and

(b) The Company shall contribute to the Partnership an amount of cash equal to the sum of the amount paid by the Participant, if any, for such shares of Stock, and the amount paid by the Partnership under Section 10.8(a) and the Partnership shall issue an additional interest in the Partnership on the terms set forth in the Partnership Agreement.

10.9 Allocation of Payment.  Notwithstanding the foregoing, to the extent that a Participant provides services to more than one of the Company, the Partnership, or any Subsidiary, the Company may, in its discretion, allocate the payment or issuance of shares of Stock with respect to any Awards exercised by or otherwise delivered to such Participant or (and the services performed by the Participant) among such entities for purposes of the provisions of Section 10.8 in order to ensure that the relationship between the Company and the Partnership or such Subsidiary remains at arms-length.

10.10 Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Restatement Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Restatement Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Restatement Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

ARTICLE 11

CHANGES IN CAPITAL STRUCTURE

11.1 Adjustments.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of Company assets to stockholders (other than normal cash dividends), or any other corporate event affecting the Stock or other equity interests or the share price of the Stock, the Administrator shall make such proportionate adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and type of shares or units that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1, 3.3 and 6.5); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per share or other unit for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 11.1(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in applicable laws, regulations or accounting principles, and whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Administrator, in its sole discretion and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.1(b) the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock or other equity interests of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares or other equity interests and prices;

(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares or other equity interests covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

11.2 Acceleration Upon a Change in Control.  Notwithstanding Section 11.1, and except as may otherwise be provided in any applicable Award Agreement, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced by (a) the Company or a parent or Subsidiary of the Company, or (b) a successor or a parent or subsidiary of such successor, such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine.

11.3 No Other Rights.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 12

ADMINISTRATION

12.1 Administrator.  The “Administrator” of the Plan shall be the Committee, which shall consist solely of two or more members of the Board each of whom is both an “outside director,” within the meaning of Section 162(m) of the Code, and a Non-Employee Director. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Administrator” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 12.5. Appointment of Committee members shall be effective upon acceptance of appointment. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

12.2 Action by the Administrator.  A majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and, subject to applicable law, acts approved in writing by a majority of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.3 Authority of Administrator.  Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines; provided, however, that the Administrator shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

12.4 Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

12.5 Delegation of Authority.  To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.5 shall serve in such capacity at the pleasure of the Committee.

ARTICLE 13

EFFECTIVE AND EXPIRATION DATE

13.1 Effective Date.  The Plan was originally effective as of August 3, 2004 (the “Effective Date”). This amended and restated Plan shall be effective on the date it is approved by a majority of the Company’s stockholders at a duly held meeting in 2009 (the “Restatement Effective Date”).

13.2 Expiration Date.  The Plan will expire on, and no Award may be granted pursuant to the Plan on or after, the tenth anniversary of the Restatement Effective Date (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement. Each Award Agreement shall provide that it will expire on the tenth anniversary of the date of grant of the Award to which it relates.

ARTICLE 14

AMENDMENT, MODIFICATION, AND TERMINATION

14.1 Amendment, Modification, And Termination.  The Board or the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval is required for any amendment to the Plan that increases the number of shares available under the Plan (other than any adjustment as provided by Article 11).

Except in connection with a transaction specified in Section 11.1 (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel, exchange, substitute, buyout or surrender outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without stockholder approval.

14.2 Awards Previously Granted.  No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 15

GENERAL PROVISIONS

15.1 No Rights to Awards.  No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Participants, employees, and other persons uniformly.

15.2 No Stockholders Rights.  No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

15.3 No Right to Employment or Services.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company, the Partnership or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company, the Partnership or any Subsidiary.

15.4 Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.5 Indemnification.  To the extent allowable pursuant to applicable law, the Administrator (and each member thereof) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, each as amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.6 Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company, the Partnership or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.7 Expenses.  The expenses of administering the Plan shall be borne by the Company, the Partnership and their Subsidiaries.

15.8 Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.9 Fractional Shares.  No fractional shares of Stock shall be issued and the Administrator shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.10 Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.11 Government and Other Regulations.  The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.12 Restrictions on Awards.  This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not be exercisable:

(a) to the extent such Award or exercise could cause the Participant to be in violation of the Ownership Limit (as defined in the Company’s Articles of Incorporation, as amended from time to time); or

(b) if, in the discretion of the Administrator, such Award or exercise could impair the Company’s status as a REIT.

15.13 Governing Law.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland without regard to the conflicts of law principles thereof.

15.14 Conflicts with Company’s Articles of Incorporation.  Notwithstanding any other provision of the Plan, no Participant shall acquire or have any right to acquire any Stock, and shall not have any other rights under the Plan, which are prohibited under the Company’s Articles of Incorporation, as amended from time to time.

15.15 Grant of Awards to Certain Employees or Consultants.  The Company and the Partnership or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which shares of Stock and/or payment therefore may be exchanged or contributed between the Company and such other party, or may be returned to the Company upon any forfeiture or repurchase of Stock by the Participant, for the purpose of ensuring that the relationship between the Company and the Partnership or such Subsidiary remains at arm’s length.

PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

Please mark your votes as indicated in this example	X
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” THE OTHER PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT.

	FOR each of	WITHHOLD	FOR all
1. ELECTION OF DIRECTORS UNTIL THE NEXT ANNUAL	the above	AUTHORITY	nominees
MEETING OF STOCKHOLDERS AND UNTIL THEIR	nominees for	for all	except the
SUCCESSORS ARE DULY ELECTED AND QUALIFY.	director	nominees	following

Nominees:
01 Alan D. Gold 02 Barbara R. Cambon 03 Edward A. Dennis Ph.D. 04 Richard I. Gilchrist 05 Gary A. Kreitzer 06 Theodore D. Roth 07 M. Faye Wilson	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR all nominees except the following” box and write that nominee’s name in the space provided below)
*Exceptions

	FOR	AGAINST	ABSTAIN
2. RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.	☐	☐	☐

3. APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2004 INCENTIVE AWARD PLAN, INCLUDING THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER FROM 2,500,000 TO 5,340,000 SHARES.
	☐	☐	☐

4. TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE DISCRETION OF THE PROXY HOLDERS.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.
CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature (if Co-Owner)	Date
PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

▲	FOLD AND DETACH HERE	▲

BioMed Realty Trust, Inc.
The Company’s proxy statement and annual
report are available electronically at:
www.biomedrealty.com/08ar.
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BIOMED REALTY TRUST, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2009
        The undersigned stockholder of BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Alan D. Gold and Gary A. Kreitzer, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on May 27, 2009 at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.
        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” THE OTHER PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲	FOLD AND DETACH HERE	▲

You can now access your BNY Mellon Shareowner Services account online.
Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for BioMed Realty Trust, Inc., now makes it easy and convenient to get current information on your shareholder account.
• View account status
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